Exhibit 2.1

Agreement and Plan of Merger and Reorganization

among

Snyder’s-Lance, Inc.,

a North Carolina corporation;

Shark Acquisition Sub I, Inc.,
a Delaware corporation,

Shark Acquisition Sub II, LLC,
a Delaware limited liability company, and

Diamond Foods, Inc.,
a Delaware corporation

Dated as of October 27, 2015

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ii

Exhibits

Exhibit A	-	Certain Definitions and Index of Defined Terms
Exhibit B	-	Form of Certificate of Incorporation of First Step Surviving Corporation
Exhibit C	-	Form of Certificate of Formation of the Final Surviving Company
Exhibit D	-	Form of Limited Liability Company Agreement of the Final Surviving Company
Exhibit E-1	-	Form of Company Tax Opinion
Exhibit E-2	-	Form of Parent Representation Letter
Exhibit E-3	-	Form of Company Representation Letter
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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of October 27, 2015 (the “Agreement Date”), by and among Snyder’s-Lance, Inc., a North Carolina corporation (“Parent”), Shark Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Shark Acquisition Sub II, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub II” and, together with Merger Sub, “Merger Subs”), and Diamond Foods, Inc., a Delaware corporation (the “Company” and, collectively, the “Parties”).

Recitals

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “First Merger”). Upon consummation of the First Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent. Parent, Merger Sub II and the Company intend to effect, following the consummation of the First Merger, the merger of the First Step Surviving Corporation (as defined in Section 1.1(a)) with and into Merger Sub II in accordance with this Agreement and the DGCL and the DLLCA (the “Second Merger” and together or in seriatim with the First Merger, as appropriate, the “Merger”). Upon consummation of the Second Merger, the First Step Surviving Corporation will cease to exist, and Merger Sub II will continue to exist as a wholly-owned Subsidiary of Parent.

B. The board of directors of the Company (the “Board of Directors” or “Company Board”) has (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Merger (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement and the Merger in accordance with the DGCL and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”).

C. The board of directors of Parent (the “Parent Board”) has (1) approved this Agreement and the Transactions, including the Merger and the issuance of shares of Parent Common Stock and cash in the First Merger, upon the terms and subject to the conditions set forth herein, and (2) adopted a resolution directing that the approval of the issuance of Parent Common Stock in the First Merger be submitted to the Parent Stockholders for consideration and recommending that all of the Parent Stockholders approve the issuance of Parent Common Stock in the First Merger.

D. The board of directors of Merger Sub and the board of managers of Merger Sub II have declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and Merger Sub II, respectively, and the stockholder of Merger Sub and the member(s) of Merger Sub II, respectively, have approved this Agreement and the Merger in accordance with the DGCL and the DLLCA, respectively.

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E. Parent, Merger Subs and the Company intend that the First Merger and the Second Merger will together qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

F. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).

G. In order to induce the Company to enter into this Agreement and consummate the Merger, certain stockholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Stockholder Voting Agreements”).

Agreement

The Parties to this Agreement, intending to be legally bound, agree as follows:

Article 1

Description of Transaction

Section 1.1 The Mergers.

(a) Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the First Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”).

(b) Merger of the First Step Surviving Corporation into Merger Sub II. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time (as defined in Section 1.3), the First Step Surviving Corporation shall be merged with and into Merger Sub II. By virtue of the Second Merger, at the Second Effective Time, the separate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving limited liability company in the Second Merger (the “Final Surviving Company”) (it being understood that references to “Merger Sub II” shall be deemed to be references to the “Final Surviving Company” to the extent such references relate to the period after the Second Effective Time).

Section 1.2 Effects of the Mergers. Each of the First Merger and Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

Section 1.3 Closing; Effective Time. The consummation of the First Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, 555 California Street, San Francisco, California 94104, on a date to be agreed by Parent and the Company, which shall be

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no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 5 (other than the conditions set forth in Section 5.2(d) and Section 5.3(d), which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger that the Parties shall agree satisfies the applicable requirements of the DGCL (the “First Certificate of Merger”) shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The First Merger shall become effective at the time of the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company and specified in the First Certificate of Merger (the time as of which the First Merger becomes effective being referred to as the “Effective Time”). Promptly following the Effective Time, but in no event later than two Business Days thereafter, a certificate of merger that the Parties shall agree satisfies the applicable requirements of the DGCL and the DLLCA (the “Second Certificate of Merger”) shall be duly executed by Merger Sub II and filed with the Office of the Secretary of State of the State of Delaware. The Second Merger shall become effective at the time of the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware (the “Second Effective Time”).

Section 1.4 Governing Documents; Directors, Members and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated immediately after the Effective Time to read in the form of Exhibit B;

(b) the Bylaws of the First Step Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time;

(c) the directors and officers of the First Step Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time;

(d) the certificate of formation of the Final Surviving Company shall be amended and restated immediately after the Second Effective Time to read in the form of Exhibit C;

(e) the limited liability company agreement of the Final Surviving Company shall be amended and restated as of the Second Effective Time to read in the form of Exhibit D; and

(f) the board of managers of the Final Surviving Company immediately after the Second Effective Time shall be the respective individuals who are the members of the board of managers of Merger Sub II immediately prior to the Second Effective Time.

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Section 1.5 Conversion of Company Common Stock; Restricted Stock, Options and RSUs.

(a) At the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any equityholder of the Company:

(i) Treasury Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment of any property or consideration, and shall cease to exist;

(ii) Company Common Stock Held by Parent, Merger Subs or any Subsidiaries of Parent. Any shares of Company Common Stock held by Parent, Merger Subs or any other Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment of any property or consideration, and shall cease to exist;

(iii) Company Common Stock. Except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b) and Section 1.5(c), each share of Company Common Stock, excluding Company Restricted Stock, that is outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and automatically converted into the right to receive (A) an amount in cash, without interest, equal to $12.50 (the “Per Share Cash Consideration”) and (B) 0.775 of a share of Parent Common Stock (the “Per Share Stock Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”). Shares of Company Restricted Stock shall be cancelled and automatically converted into the right to receive the Merger Consideration; provided, however, that such Merger Consideration shall be unvested and subject to the same repurchase option, risk of forfeiture or other condition that the Company Restricted Stock was subject to immediately prior to the Effective Time, taking into account the transactions that are the subject of this Agreement. Notwithstanding the foregoing, each share of Company Restricted Stock held by a non-employee director of the Company that is outstanding as of immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive the Merger Consideration.

(iv) Company Options. Each Company Option (whether vested or unvested) shall be assumed by Parent and shall become an option to acquire Parent Common Stock, on the same terms and conditions as were applicable under the applicable Company Equity Plan and Company Option agreement in effect immediately prior to the Effective Time, taking into account the transactions that are the subject of this Agreement, as follows:

(1) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and

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(2) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

Any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option, in each case except to the extent otherwise provided in any Company Equity Plan, the Company Change in Control Plan, or any stock option or other agreement between the holder of a Company Option and the Company and taking into account the transactions that are the subject of this Agreement. Within five Business Days following the Effective Time, Parent shall deliver to any holder of a Company Option an appropriate notice setting forth such former participants’ rights with respect to the Company Options assumed by Parent, as provided in this Section 1.5(a)(iv). Notwithstanding the foregoing, any Company Option held by a non-employee director of the Company that is outstanding as of immediately prior to the Effective Time shall not be assumed by Parent and shall instead be cancelled in exchange for a payment by Parent of (x) an amount in cash equal to the product of (1) the aggregate number of shares of Company Common Stock subject to such Company Option multiplied by (2) the excess, if any, of the Per Share Cash Consideration over the product of (I) the applicable per share exercise price under such Company Option multiplied by (II) the Cash Consideration Percentage, and (y) a number of shares of Parent Common Stock equal to the quotient of (1) the product of (I) the aggregate number of shares of Company Common Stock subject to such Company Option multiplied by (II) the excess, if any, of the Per Share Stock Consideration Value over the product of (A) the applicable per share exercise price under such Company Option multiplied by (B) the Stock Consideration Percentage divided by (2) the Parent Stock Transaction Value.

(v) Company RSUs. Each Company RSU that is unexpired, unsettled and outstanding as of the Effective Time shall be assumed by Parent and shall become a RSU to receive, on the same terms and conditions as were applicable under the applicable Company Equity Plan and Company RSU agreement in effect immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that were subject to such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. Any restriction on the settlement of any Company RSU assumed by Parent shall continue in full force and effect and the term, settlement terms, vesting schedule and other provisions of such Company RSU shall otherwise remain unchanged as a result of the assumption and conversion of such Company RSU, in each case except to the extent otherwise provided in any Company Equity Plan, the Company Change in Control Plan, or any RSU or other agreement between the holder of a Company RSU and the Company and taking into account the transactions that are the subject of this Agreement. Within five Business Days following the Effective Time, Parent shall deliver to any holder of a Company RSU an appropriate notice setting forth such former participants’ rights with respect to the Company RSUs assumed by Parent, as provided in this Section 1.5(a)(v). Notwithstanding the foregoing, any Company RSU held by a non-employee director of the Company that is outstanding as of immediately prior to the Effective Time shall not be assumed by Parent and shall instead be

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cancelled and automatically converted into the right to receive the Merger Consideration for each share of Company Common Stock that is subject to the Company RSU.

(vi) Company Performance RSUs. (A) Each 2015 Company Performance RSU that is unexpired, unsettled and outstanding as of the Effective Time shall be assumed by Parent and shall become a RSU to receive, on the same terms and conditions as were applicable under the applicable Company Equity Plan and 2015 Company Performance RSU agreement in effect immediately prior to the Effective Time, a number of shares of Parent Common Stock equal to (1) the number of shares of Company Common Stock equal to the Target Number of Award Units as set forth in each Notice of Grant of Award and Award Agreement pursuant to which Company Performance RSUs were granted multiplied by (2) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; provided, however, that any performance metric, terms or conditions that applied to such Company Performance RSU shall be deemed satisfied as of immediately prior to the Effective Time and such Company Performance RSU shall vest and become payable by Parent on the date upon which the applicable Company Common Stock subject to the Company Performance RSUs would have vested under the time-based vesting terms set forth in the Performance-Based Restricted Stock Unit Award Agreement governing such Company Performance RSU, it being understood that pursuant to this provision, a portion of such Company Performance RSUs would be deemed immediately vested upon the Effective Time correlating to the portion of the Measurement Period (as defined in the Company Performance RSU) completed as of the Effective Time. Except as set forth in the immediately preceding sentence, any restriction on the settlement of any 2015 Company Performance RSU assumed by Parent shall continue in full force and effect and the term, settlement terms, vesting schedule and other provisions of such 2015 Company Performance RSU shall otherwise remain unchanged as a result of the assumption and conversion of such Company Performance RSU, in each case except to the extent otherwise provided in any Company Equity Plan, the Company Change in Control Plan, or any Performance RSU or other agreement between the holder of a Company Performance RSU and the Company and taking into account the transactions that are the subject of this Agreement. Within five Business Days following the Effective Time, Parent shall deliver to any holder of a 2015 Company Performance RSUs an appropriate notice setting forth such former participants’ rights with respect to the 2015 Company Performance RSUs assumed by Parent, as provided in this Section 1.5(a)(vi).

(B) Each 2014 Company Performance RSU that is unexpired, unsettled and outstanding as of the Effective Time shall be, by virtue of the occurrence of the Effective Time and without any action on the part of Parent, Merger Sub, the Company, the holder of such 2014 Company Performance RSU or any other Person, cancelled and automatically converted into the right to receive the product of (1) the Merger Consideration multiplied by (2) the number of shares of Company Common Stock equal to the Target Number of Award Units as set forth in each Notice of Grant of Award and Award Agreement pursuant to which Company Performance RSUs were granted.

(vii) Merger Sub. Each share of the Common Stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the First Step Surviving Corporation.

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(b) If, during the period from the Agreement Date through the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company or Parent during such period, or a record date with respect to any such event shall occur during such period, then the components of the Merger Consideration, the Exchange Ratio and the other terms hereof shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such event.

(c) No fractional shares of Parent Common Stock or options, RSUs or other equity awards for a fractional share of Parent Common Stock shall be issued in connection with the First Merger, and no certificates, scrips or equity awards for any such fractional shares shall be issued. Any holder of Company Common Stock or Company Restricted Stock who would otherwise be entitled to receive, or entitled to a right to receive, a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Common Stock or Company Restricted Stock be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Stock Consideration Value.

Section 1.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Common Stock, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 1.8(g). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the opportunity to direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, (unless required by Law) the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do any of the foregoing. Any portion of the aggregate Merger Consideration made available to the Exchange Agent (as defined in Section 1.8) to pay for Company Common Stock that have become Dissenting Shares shall be returned to Parent upon demand.

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Section 1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist in exchange for the consideration issued pursuant to Section 1.5, and all holders of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders except as provided for in Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.8) or to the First Step Surviving Corporation, Final Surviving Company or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

Section 1.8 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall cause Computershare Trust Company, N.A. (“Computershare”) (or, if Computershare is not serving in this role, Parent shall select a reputable bank or trust company reasonably acceptable to the Company) to act as exchange agent in the Merger (the “Exchange Agent”). As promptly as practicable after the Effective Time (and no later than one Business Day after the Effective Time), Parent shall make available or deposit with the Exchange Agent: (i) shares of non-certificated Parent Common Stock represented by book-entry shares or certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make all payments pursuant to Section 1.5. The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b) As promptly as practicable after the Effective Time, the First Step Surviving Corporation, Final Surviving Company or Parent shall cause the Exchange Agent to mail to each holder of record of a Company Stock Certificate or shares of non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares of Company Common Stock were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement:

(i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Company Stock Certificates or transfer of the Book-Entry Shares, as the case may be, to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Parent, the Company and the Exchange Agent shall reasonably agree; and

(ii) instructions for use in effecting the surrender of the Company Stock Certificates or transfer of Book-Entry Shares in exchange for payment of the Merger Consideration.

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(c) Upon the surrender of Company Stock Certificates or transfer of Book-Entry Shares for cancellation to the Exchange Agent, and upon delivery of a letter of transmittal, duly executed and in proper form in accordance with the instructions thereto, with respect to such Company Stock Certificates or an agent’s message in the case of a book entry transfer of Book-Entry Shares, the holder of such Company Stock Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificates and for each Book-Entry Share and any cash in lieu of fractional shares pursuant to Section 1.5(c) and any cash in respect to any dividend or distribution pursuant to Section 1.8(e). Any Company Stock Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Company Stock Certificate is registered, it shall be a condition precedent of payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Stock Certificate so surrendered and shall have established to the satisfaction of the First Step Surviving Corporation or Final Surviving Company that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Company Stock Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 1.8(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration as set forth in Section 1.5 and any cash in lieu of fractional shares pursuant to Section 1.5(c) and any cash in respect of any dividend or distribution that the holder has the right to receive pursuant to Section 1.8(e).

(e) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Common Stock with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Common Stock in accordance with this Section 1.8. Subject to applicable Law (including applicable abandoned property, escheat or similar Laws), following surrender of any such Company Common Stock, the Exchange Agent shall deliver to the record holders thereof, without interest, (i) a certificate(s) representing whole shares of Parent Common Stock issued in exchange therefor along with payment in cash pursuant to Section 1.5 and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the

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Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(f) Any portion of the Exchange Fund that remains undistributed to holders of Company Common Stock as of the one year anniversary of the Closing Date shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore surrendered their shares of Company Common Stock in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash and any dividends or distributions with respect to shares of Parent Common Stock.

(g) Each of the Exchange Agent, Parent, the First Step Surviving Corporation and the Final Surviving Company and their designees shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Restricted Stock, Company Options, Company RSUs and Company Performance RSUs such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) Neither Parent nor the Final Surviving Company shall be liable to any holder or former holder of Company Common Stock, Company Restricted Stock, Company Options, Company RSUs and Company Performance RSUs or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official as required by any applicable abandoned property Law, escheat Law or similar Law.

Section 1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Final Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Final Surviving Company with full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers, directors and board of managers of the Final Surviving Company and Parent shall be fully authorized (in the name of Merger Subs, in the name of the Company and otherwise) to take such action.

Article 2

Representations and Warranties of the Company

Except as set forth in (a) the Company SEC Documents filed prior to the Agreement Date (to the extent that it is reasonably apparent on its face that any such disclosure should qualify or apply to a section or subsection of this Article 2, and other than disclosures in such Company

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SEC Documents contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer) or (b) the disclosure schedule delivered by the Company to Parent and Merger Subs prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with the disclosure in any section or subsection of the Company Disclosure Schedule being deemed to qualify or apply to other sections and subsections of this Article 2 to the extent that it is reasonably apparent on its face that such disclosure should qualify or apply to such other sections and subsections), the Company hereby represents and warrants to Parent as follows:

Section 2.1 Corporate Existence.

(a) The Company and each of its Subsidiaries is a corporation or other legal Entity duly organized, validly existing and in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”) and the Company Bylaws, as amended (the “Company Bylaws”), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, is in full force and effect, and complete and correct copies of each of the foregoing documents have been made available to Parent prior to the Agreement Date. The Company is not in violation of the Company Certificate or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents, except where such violation would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary, together with the jurisdiction of organization or formation of each Company Subsidiary. The Company owns all of the capital stock or other direct or indirect ownership interests of its Subsidiaries free of all Liens (other than Permitted Liens).

Section 2.2 Capitalization.

(a) The authorized share capital of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of the close of business on October 23, 2015

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(the “Capitalization Date”), there were 31,535,019 shares of Company Common Stock issued and outstanding (including Company Restricted Stock) and no shares of Preferred Stock issued or outstanding.

(b) As of the close of business on the Capitalization Date, the Company has no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 1,317,236 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options, (ii) 513,242 shares of Company Common Stock reserved for issuance pursuant to the vesting of outstanding Company RSUs (excluding Company Performance RSUs) and 246,589 shares of Company Common Stock reserved for issuance pursuant to the vesting of outstanding Company Performance RSUs at target level, and (iii) shares of Company Common Stock reserved for future awards under the Company Equity Plans.

(c) All issued and outstanding shares of Company Common Stock and securities of Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 2.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, an accurate and complete list of each outstanding Company Option, Company RSU, Company Performance RSU and award of Company Restricted Stock and (i) the date of grant, (ii) the portion which is vested of each Company RSU, Company Performance RSU or award of Company Restricted Stock as of the close of business on the Capitalization Date, (iii) the vesting schedule of such Company Option, Company RSU, Company Performance RSU or award of Company Restricted Stock, (iv) the exercise or purchase price thereof, if applicable, and (v) the Company Equity Plan (and the name of any foreign sub-plan) under which each Company Option, Company RSU, Company Performance RSU or Company Restricted Stock, as the case may be, was granted.

(d) Except as set forth in Section 2.2(b) and as permitted by Section 4.1(b), there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests or (ii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests. Since March 21, 2012, the Company has not declared or paid, and the Company Board has not authorized, any dividend or distribution in respect of any shares of Company Common Stock. From the close of business on the Capitalization Date to the Agreement Date, the Company has not issued any Shares except upon the exercise of Company Options or the settlement of Company RSUs and Company Performance RSUs outstanding as of the close of business on the Capitalization Date.

(e) Each Company Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued and has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock on the date of grant of such Company Option.

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(f) Section 2.2(f) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person. No Subsidiary of the Company owns any shares of Company Common Stock.

(g) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(h) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, the Company or any of its Subsidiaries.

Section 2.3 Corporate Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions including the Merger (subject to and assuming the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholders Meeting (the “Company Stockholder Approval”)). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to adopt or authorize this Agreement or to consummate the Transactions other than, with respect to the Merger, the Company Stockholder Approval, and the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA. This Agreement has been validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

(b) As of the Agreement Date and subject to Section 4.6, the Company Board has (i) (A) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (B) approved the Merger and the other transactions contemplated hereby, (C) adopted, approved and declared advisable this Agreement, and (D) made the Company Board Recommendation, and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.

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(c) The Company Board has taken all appropriate actions so that, assuming the accuracy of the representations and warranties set forth in Section 3.20, the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement, the Company Stockholder Voting Agreements or the consummation of the Transactions, including the Merger, without any further action on the part of the Company Stockholders or the Company Board. No other “fair price,” “moratorium,” “control share acquisition”, “business combination” or other anti-takeover statute or Law (each, together with Section 203 of the DGCL, a “Takeover Law”) is applicable to the Company or the Transactions. None of the Company or any of its Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect.

Section 2.4 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order, or license from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements, the Parent Stockholder Voting Agreements, or the consummation of the Transactions, except (i) pursuant to Section 1.3, (ii) the filing with the SEC of a Joint Proxy Statement/Prospectus in definitive form relating to the Company Stockholders Meeting and the Form S-4 Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4 Registration Statement, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (iii) for required Consents under any applicable Antitrust Laws, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other Consents, the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions does not and will not (i) violate or conflict with any provision of the Company Certificate or the Company Bylaws, (ii) result in any violation or breach of, or constitute any default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien under any Company Material Contract, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, any Company Material Contracts, or (iii) assuming compliance with the matters described in Section 2.4(a) and Section 4.8, violate, conflict with or result in any breach under any provision of any Law applicable to the Company, except, in the cases of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect.

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Section 2.5 Compliance with Laws; Governmental Authorizations.

(a) The Company and each of its Subsidiaries is and, since July 31, 2013, has been in compliance with the Laws applicable to each of the Company and its Subsidiaries, in each case except to the extent that the failure to comply therewith would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since July 31, 2013, has been in material compliance with all Anti-Corruption Laws. Since July 31, 2013, neither the Company nor any of its Subsidiaries has received any written notices of violation with respect to any Laws applicable to it, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of Section 2.5(a), to the Knowledge of the Company, the Company, its Subsidiaries and/or their officers, directors, employees and agents are in compliance with and, since July 31, 2013, have complied in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), as if its foreign payments provisions were fully applicable to the Company, its Subsidiaries and such owners, officers, directors, employees, and agents, and (ii) Anti-Corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company. Since July 31, 2013, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any laws described in clause (ii).

(c) The Company and its Subsidiaries (i) have instituted policies and procedures designed to ensure compliance with the FCPA and other Anti-Corruption Laws in each jurisdiction in which the Company and its Subsidiaries operate and (ii) have maintained and will maintain such policies and procedures in force.

(d) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and since July 31, 2013, have been, subject to any material, individually or in the aggregate, actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to the FCPA, or any other anti-bribery, anti-corruption or anti-money laundering laws, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

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(e) The Company and each of its Subsidiaries have all Governmental Authorizations necessary to conduct their respective businesses as presently conducted, except where the failure to have any such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since July 31, 2013, the Company has not received any written notice from any Governmental Authority regarding (i) any actual or possible violation of any Governmental Authorization, or any failure to comply in any respect with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.6 SEC Filings.

(a) Since August 1, 2013, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC since August 1, 2013, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Company Subsidiaries is currently or has, since becoming a Company Subsidiary been, required to file any forms, reports or other documents with the SEC.

(b) As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the Agreement Date, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.

Section 2.7 NASDAQ Compliance. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

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Section 2.8 Financial Statements; Liabilities; Internal Controls.

(a) Each of the consolidated financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, including the absence of footnotes) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(b) There are no Liabilities of the Company that would be required by GAAP to be reflected or reserved against on a consolidated audited balance sheet of the Company or disclosed in the footnotes thereto, other than those that (i) are reflected or reserved against on the Company Financial Statements, (ii) have been incurred in the ordinary course of business consistent with past practices, since the date of the most recent balance sheet included in the Company Financial Statements, (iii) are permitted or contemplated by this Agreement (including Liabilities disclosed in the Company Disclosure Schedule), (iv) have been discharged or paid off in full or (v) individually or in the aggregate, do not, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the Agreement Date, to the Company’s auditors and the Audit Committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since August 1, 2013, none of the Company, the Company’s auditors, the Company Board or the audit committee of the Company Board has received any oral or written notification of any matter set forth in the preceding clause (A) or (B). The Company has made available to Parent (i) a summary of any such disclosure made by management of the Company to its auditors and Audit Committee on or after August 1, 2013 and (ii) any material communication on or after August 1, 2013 made by management of the Company or its auditors to the Audit Committee as required by the listing standards of NASDAQ, the Audit Committee’s

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charter or professional standards of the Public Company Accounting Oversight Board. On and after August 1, 2013, no material complaints from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Company employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

Section 2.9 Absence of Certain Changes or Events. Since July 31, 2015 and through the Agreement Date:

(a) no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) except in connection with the execution and delivery of this Agreement and the Transactions, the Company has carried on its businesses in all material respects in the ordinary course.

Section 2.10 Employees; Employee Benefits.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a complete list of all material Company Benefit Plans. With respect to each such Company Benefit Plan listed in Section 2.10(a) of the Company Disclosure Schedule, the Company has made available to Parent, or will make available to Parent within 20 Business Days following the Agreement Date, accurate and complete copies of (i) each Company Benefit Plan (or, if such Company Benefit Plan is not written, a written summary of its material terms), (ii) the three most recent annual reports (Form 5500 series) with any required schedules filed with the IRS with respect to such Company Benefit Plan, (iii) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (iv) the most recent determination or opinion or advisory letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (v) with respect to each Company Benefit Plan, each trust agreement, insurance or group annuity Contract, administration and similar agreements, and investment management or investment advisory agreements, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (vii) copies of material notices, letters or other correspondence from any Governmental Authority in the last seven years, and (viii) any filings under any amnesty, voluntary compliance, correction or similar program in the last seven years.

(b) The Company and its Subsidiaries are in compliance with all applicable Laws regarding employment practices, terms and conditions of employment, equal opportunity and wages and hours, including without limitation Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA, COBRA and the Fair Labor Standards Act of 1938, as amended, except for any such non-compliance as would not reasonably be expected to have a Company Material Adverse Effect.

(c) There is not presently pending or existing, and to the Knowledge of the Company, there is not threatened, any strike, slowdown, picketing, work stoppage or disputes. Since July 31, 2010, there has not been any labor strike, walkout, work stoppage, slow-

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down or lockout involving the Company or any of its Subsidiaries. Except as described in Schedule 2.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council or labor Contract, other than such agreements or Contracts that are mandated by applicable Law. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization. None of the employees of the Company or any of its Subsidiaries is represented by a labor union except as set forth in Section 2.10(c) of the Company Disclosure Schedule, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries. The Company is, and has been since July 31, 2010, in compliance with all applicable Laws governing employment or labor, including all collective bargaining agreements, contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company does not have any requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries has been a party to any collective bargaining agreement which required payment into a union-sponsored pension fund or any other union-sponsored retirement fund which has created potential unfunded withdrawal liability.

(d) None of the Company, its Subsidiaries, or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or since July 31, 2008 has sponsored, maintained or contributed to, or has or had any liability with respect to (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) an employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (iii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, (iv) a multiple employer plan within the meaning of Sections 4063, 4064 or 4066 of ERISA or Section 413 of the Code, or (v) any employee benefit plan that provides retiree welfare benefits other than in compliance with COBRA and other than payment or reimbursement of COBRA premiums which do not result in any discrimination or similar issues for the welfare plan under which COBRA is provided for which the Company could be reasonably expected to have a Company Material Adverse Effect. None of the Company, the Company Subsidiary or any of their ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, to the Knowledge of the Company, no circumstances exist that would result in any Liability to the Company, any Company Subsidiary or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or otherwise with respect to any of the employee benefit plans described in the immediately preceding sentence.

(e) Except as described in Schedule 2.10(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not (i) entitle any current or former director, officer, employee, consultant or independent contractor to severance pay under any Company Benefit Plan, (ii) result in any payment becoming due, accelerate the time of payment or vesting of any payments or benefits,

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or increase the amount of compensation due to any current or former director, officer, employee, consultant or independent contractor under any Company Benefit Plan, (iii) result in any forgiveness of Indebtedness, or trigger any funding obligation under any Company Benefit Plan that is sponsored or maintained by the Company.

(f) With respect to any current or former director, officer, employee, consultant or independent contractor, neither the Company, any Company Subsidiary nor any ERISA Affiliate of any of them has any indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 280G, 409A or 4999 of the Code except as described in Schedule 2.10(f).

(g) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former director, officer, employee, consultant or independent contractor who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions (whether alone or in combination with any other event such as termination of employment).

(h) Except where noncompliance would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan is, and has been administered, in compliance with its terms and ERISA, the Code and other applicable Laws, (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party has engaged in a transaction with respect to any Company Benefit Plan that could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or result in a breach of fiduciary duty under ERISA and (iv) neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(i) Except where non-compliance would not reasonably be expected to result in a Company Material Adverse Effect, all contributions required to be made under each Company Benefit Plan have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent Company Financial Statements. With respect to each Company Benefit Plan that is a Defined Benefit Plan, (i) all contributions required to be made under Section 430(j) of the Code have been timely made and (ii) there has been no waiver, or application for waiver, of the minimum funding standards imposed by Section 412 of the Code, and the minimum funding standard has been met as of the end of the most recently completed plan year. No Defined Benefit Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i)(4)(A) of the Code. Except for situations that would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan that is a Defined Benefit Plan has any amount of “unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA, and there are no current circumstances that would materially change the funded status of such plan. No Company Benefit Plan that is a

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Defined Benefit Plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Company Benefit Plan under Section 412 of the Code will be materially increased by application of Section 412 or 430 of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Benefit Plan that is a Defined Benefit Plan pursuant to Section 401(a)(29) or 436 of the Code. No reportable event has been required to be filed with respect to any Company Benefit Plan that is a Defined Benefit Plan.

(j) There is no pending or, to the Knowledge of the Company, threatened claims, charges, investigations or litigation relating to any Company Benefit Plan other than benefit claims in the normal course consistent with the terms of the Company Plan.

(k) Except where non-compliance would not reasonably be expected to result in a Company Material Adverse Effect, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States comply with applicable local Law (including compliance with any applicable requirements with respect to registration and good standing with regulatory authorities), and the Company and its Subsidiaries have no unfunded liabilities with respect to any such Company Benefit Plans that are not set forth in the Company Financial Statements, and there is no pending or, to the Knowledge of the Company, threatened material claims, charges or litigation relating to any such Company Benefit Plans.

(l) Except where non-compliance would not reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions, (ii) the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan; and (iii) each of the employees and independent contractors of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as employees or contractors or “exempt” or “non-exempt” under applicable Law.

(m) Each Company Benefit Plan that is a pension plan within the meaning of ERISA but not intended to be qualified under Section 401(a) of the Code is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose or providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(i) of ERISA. No assets of the Company or any Subsidiary are allocated to or held by a “rabbi trust” or similar funding vehicle.

(n) Except where noncompliance would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(i) of the Code complies with, has been maintained in writing, and administered in compliance with the requirements of Section 409A of the Code and the regulations thereunder (subject to any

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applicable exceptions), and (ii) no amount under any Company Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A of the Code.

Section 2.11 Contracts.

(a) Section 2.11(a) of the Company Disclosure Schedule identifies each of the Contracts to which Company or its Subsidiaries is a party as of the Agreement Date and which meets the following criteria (each, a “Company Material Contract”):

(i) a Contract providing that the Company or its Subsidiaries will not compete with any other Person or granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(ii) a Contract pursuant to which Company or its Subsidiaries is a lessor or lessee of any real property or any personal property involving payments in excess of $500,000 per annum;

(iii) a Contract for the sale by Company or its Subsidiaries of products (other than sales or purchase orders, rebate agreements, invoices, marketing arrangements or agreements, standard vendor term agreements, or modifications to audit rights under such Contracts entered in the ordinary course of business consistent with past practice) to the ten largest customers as determined by revenue for the 12-month period ended July 31, 2015, which Contract is not terminable by Company or its applicable Subsidiary on 90 days’ notice or less without premium or penalty;

(iv) a Contract for the purchase by Company or its Subsidiaries of materials, supplies, equipment or services (other than sales or purchase orders, rebate agreements, invoices, marketing arrangements or agreements, standard vendor term agreements, or modifications to audit rights under such Contracts entered in the ordinary course of business consistent with past practice), from the ten largest suppliers as determined by expenditures in the 12-month period ended July 31, 2015, which Contract is not terminable by Company or its applicable Subsidiary on 90 days’ notice or less without premium or penalty;

(v) a Contract with the five largest brokers and distributors as determined by revenue during the 12-month period ended July 31, 2015;

(vi) a Contract pursuant to which Company or its Subsidiaries has licensed from a third party or is authorized by a third party to use any Intellectual Property Rights material to the Company, other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $100,000 or less;

(vii) any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money, other than any Contract for intercompany Indebtedness between the Company or any of its wholly-owned Subsidiaries, and any of its wholly-owned Subsidiaries;

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(viii) any Contract pursuant to which the Company has (A) acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock or assets or (B) has any material ownership interest in any other Person (other than its Subsidiaries) and, in each case, that contains material continuing rights or obligations of the Company;

(ix) any partnership, joint venture or other similar equity investment agreements or that involve a sharing of profits with a third party;

(x) any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $750,000;

(xi) any settlement agreement imposing material future limitations on the operation of Company and its Subsidiaries

(xii) any Contract purporting to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business or that would reasonably be expected to require the disposition of any material assets or line of business of the Company or its Subsidiaries;

(xiii) any Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(xiv) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets of which would be reasonably likely to exceed, $500,000;

(xv) any Contract that was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) that is not a Company Benefit Plan and was entered into other than on arms’-length terms;

(xvi) any Contract that is required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act; and

(xvii) any Contract that either (A) contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements and (B) has more than one year remaining in the term of the Contract or requires in excess of $500,000 in remaining obligations, in either case which Contract is not terminable by Company or its applicable Subsidiary on 90 days’ notice or less without premium or penalty.

(b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, (i) each Company Material Contract is valid and binding on the Company or the

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applicable Company Subsidiary, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) the Company and each of its Subsidiaries have performed all obligations required to be performed by it to date under each such Company Material Contract (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract or give any other party to any such Company Material Contract the right to terminate or cancel such Company Material Contract.

(c) Neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of any Company Material Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 2.12 Litigation. Neither the Company nor any of its Subsidiaries is subject to any order, judgment, stipulation, injunction, decree of, or agreement with any Governmental Authority, which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or would reasonably be expected to have a Company Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect.

Section 2.13 Intellectual Property Rights.

(a) Ownership. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries, collectively, own, license, or otherwise have the right to use the Intellectual Property Rights used in the operation of their respective businesses as currently conducted (collectively, the “Company Intellectual Property Rights”) free and clear of all Liens, other than Permitted Liens, and such ownership or right to use the Company Intellectual Property Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger. Section 2.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all registered Intellectual Property (“Company Registered Intellectual Property”) and unregistered Trademarks owned by the Company or its Subsidiaries, or used exclusively by the Company or its Subsidiaries. All of the Company Registered Intellectual Property is subsisting in all material respects, and, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect in the jurisdiction(s) where such Registered IP is issued or registered is, to the Knowledge of the Company, valid and enforceable.

(b) No Infringement. Except as would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the Company’s business does not infringe or misappropriate the Intellectual Property Rights of any third party.

(c) No Proceedings. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Proceedings before any Governmental Authority or arbitrator have been filed against the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not received written notice since July 31, 2013: (i) challenging the scope,

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ownership, validity or enforceability of the Company Intellectual Property Rights, or (ii) alleging the conduct of the Company’s business infringes or misappropriates the Intellectual Property Rights of any third party.

(d) No Infringement of Company Intellectual Property Rights. To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property Rights, except in each case as would not reasonably be expected to have a Company Material Adverse Effect, and, since July 31, 2013, neither the Company nor its Subsidiaries has brought or threatened any action against any third party based on any allegations of such infringement, or misappropriation.

(e) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (ii) the confidentiality of the trade secrets owned or used by the Company and its Subsidiaries.

(f) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Information Technology used in the Company’s and its Subsidiaries’ businesses operates and performs as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and (B) such Information Technology has not materially malfunctioned or failed within the past eighteen (18) months.

(g) Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures, and (B) the Company and its Subsidiaries are in compliance with applicable Laws regarding the privacy and security of customer, employee and other personally identifiable information and are compliant in all respects with their respective privacy policies.

Section 2.14 Tax Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such Tax Returns being true, accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings; (ii) there are no Liens for Taxes on any assets of the Company or its Subsidiaries (except for statutory liens for Taxes not yet due and payable); (iii) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax Returns and information returns with respect thereto have been properly completed and timely filed; (iv) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Proceedings; (v) the accruals and

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reserves for Taxes reflected in the consolidated financial statements included in the Company SEC documents are adequate, in accordance with GAAP, for Taxes of the Company and its Subsidiaries for periods ending on or prior to the date of such consolidated financial statements; (vi) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries), (B) has received or applied for a Tax ruling or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), in each case, that would be binding upon the Company or any of its Subsidiaries after the Closing Date, (C) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or has been one of its Subsidiaries), (D) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise; (vii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (V) change in method of accounting pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) prior to the Closing, (W) installment sale, intercompany transaction or open transaction disposition made on or entered into prior to the Closing Date, (X) prepaid amount received on or prior to the Closing Date, (Y) “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law) or (Z) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(b) Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(c) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Neither the Company nor any of its Subsidiaries has been a party to a transaction that constitutes a “listed transaction” or “reportable transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Law).

Section 2.15 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all Governmental Authorizations and Governmental Consents required under Environmental Laws, (b) there has not been any Release of Hazardous Materials in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a Liability under any Environmental Laws, and (c) neither the Company nor any of its Subsidiaries has received any Environmental Claim, and to the Knowledge of the Company, there are no Environmental Claims threatened in writing against the Company.

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Section 2.16 Real Property; Personal Property.

(a) Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all real property owned or leased by the Company or its Subsidiaries. The Company or its Subsidiaries, as applicable, have good and valid title or leasehold interests, as applicable, in all its material real property described in Section 2.16(a) of the Company Disclosure Schedule, free and clear of any Liens other than Permitted Liens, and all leases are in full force and effect and are enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

(b) Neither the Company nor its Subsidiaries have received written notice within the last 12 months of any material default under any material lease or sublease, and to the Knowledge of the Company, no default exists thereunder.

(c) The Company owns, and has good and valid title to, all material personal property purported to be owned by it (free and clear of all Liens, expect for Permitted Liens), including all material personal property reflected on the Company Financial Statements (except for personal property sold or otherwise disposed of since the date of the Company Financial Statements and any fixtures). This Section 2.16(c) does not address and will not be construed as a representation or warranty regarding Intellectual Property Rights (which are solely addressed in Section 2.13).

Section 2.17 Quality and Safety of Products. Since August 1, 2013, the Company has not received any written notice in connection with any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries of any claim or allegation against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been a party or subject to any Proceeding pending against, or, to the Company’s Knowledge, any Proceeding threatened against, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging, marketing, advertising or labeling of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The manufacturing and storage practices, preparation, ingredients, composition, and packaging, marketing, advertising and labeling for each of the products of the Company and its Subsidiaries are in compliance with all applicable Governmental Authorizations and Laws, including applicable Governmental Authorizations and Laws relating to food and beverage manufacturing, storage, preparation, packaging, marketing, advertising and labeling, including the rules and regulations of the Food and Drug Administration, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since August 1, 2013, (a) there have been no recalls of any product of the Company or any of its Subsidiaries, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (b) none of the products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, mismarketed, misadvertised or mislabeled in violation of applicable Governmental Authorization or Law, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 2.18 Customers, Suppliers and Distributors. With respect to the fiscal year ended July 31, 2015, Section 2.18 of the Company Disclosure Schedule lists (a) the ten largest (by dollar volume) customers of the Company during such period (showing the dollar volume for each), (b) the ten largest (by dollar volume) suppliers of the Company during such period (showing the dollar volume for each) and (c) the five largest (by dollar volume) distributors of the Company during such period (showing the dollar volume for each).

Section 2.19 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or any of its Subsidiaries for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, will not (a) in the case of the Form S-4 Registration Statement, at the time the Form S-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (b) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting (or at the date it is first mailed to the Parent Stockholders or at the time of the Parent Stockholders Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to the information supplied by Parent or Merger Subs for inclusion by reference in the Joint Proxy Statement/Prospectus.

Section 2.20 Finders; Brokers. Other than Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), the Company has not employed any finder or broker in connection with the Transactions who would have a valid claim for a fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of any of the Transactions.

Section 2.21 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, dated the date on which the Company Board approved this Agreement, to the effect that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, a copy of which opinion will be made available to Parent for informational purposes only on a non-reliance basis promptly following receipt thereof by the Company Board.

Section 2.22 Insurance Policies. The Company has made available to Parent and/or Parent’s Representatives all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, directors, officers and employees of the Company and its Subsidiaries (collectively, the “Insurance Policies”). As of the Agreement Date and except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Insurance Policies or renewals thereof are in full force and effect, the Company and its Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such

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insurance), and the Company and/or its Subsidiaries are in material compliance with the terms of such Insurance Policies, including the payment of all premiums due with respect to all such policies. With respect to each of the legal proceedings set forth in the Company SEC Documents, no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage, except for such denials that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries have not received any written notice of cancellation of any of the insurance policies, except for such cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all appropriate insurers under the insurance policies have been timely notified of all material pending litigation and other potentially insurable material losses that the Company has Knowledge of, and all reasonably appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 2.23 Excluded Subsidiary. Section 2.23 of the Company Disclosure Schedule lists all Contracts entered into between the Company and the Excluded Subsidiary. Except pursuant to the Contracts listed in Section 2.23 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any Liability related to or arising out of the Excluded Subsidiary or its operations. The Company has delivered or caused to be delivered to Parent and Merger Sub true and complete copies of the certificate of incorporation and bylaws of the Excluded Subsidiary and of any Contract governing the investment by the Company or any Company Subsidiary in the Excluded Subsidiary.

Section 2.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 2, none of the Company or its Subsidiaries or Affiliates, nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to, or on behalf of, the Company, its Subsidiaries or Affiliates or their respective businesses or with respect to any other information provided or made available to Parent, Merger Subs or Parent Representatives in connection with the Merger or the other Transactions, including the accuracy or completeness thereof, and each of the Company, its Subsidiaries and Affiliates hereby disclaims any such representation or warranty whether by the Company, its Subsidiaries or Affiliates or any other Person on behalf of any of them.

Article 3

Representations and Warranties of Parent and Merger Subs

Except as set forth in (a) the Parent SEC Documents filed prior to the Agreement Date (to the extent that it is reasonably apparent on its face that any such disclosure should qualify or apply to a section or subsection of this Article 3, and other than disclosures in such Parent SEC Documents contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or (b) the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with the disclosure in any section or subsection of the Parent Disclosure Schedule being deemed to qualify or apply to other sections and subsections of this Article 3 to the extent that it is

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reasonably apparent on its face that such disclosure should qualify or apply to such other sections and subsections), Parent hereby represents and warrants to Parent as follows:

Section 3.1 Corporate Existence.

(a) Parent and each of the Merger Subs is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Parent and each of the Merger Subs has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of the Merger Subs is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of Parent’s Certificate of Incorporation, as amended and the Parent Bylaws, as amended, and the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or equivalent organizational or governing documents, of each Merger Sub, is in full force and effect, and complete and correct copies of each of the foregoing documents have been made available to the Company or Company Representatives prior to the Agreement Date. Parent is not in violation of the Parent Certificate of Incorporation, as amended, or Parent Bylaws, as amended, and the Merger Subs are not in violation of their respective organizational or governing documents, except where such violation would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized share capital of Parent consists of 110,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of the close of business on October 23, 2015 (the “Parent Capitalization Date”), there were 70,838,593 shares of Parent Common Stock issued and outstanding (including Parent Restricted Stock) and no shares of Preferred Stock issued and outstanding.

(b) As of the close of business on the Parent Capitalization Date, Parent has no shares of capital stock reserved for or otherwise subject to issuance, except for (i) 2,483,964 shares of Parent Common Stock reserved for issuance pursuant to the exercise of outstanding Parent Options, and (ii) shares of Parent Common Stock reserved for future awards under the Parent Equity Plans.

(c) All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

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(d) Except as set forth in Section 3.2(b), there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, preemptive rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or securities convertible into or exchangeable for such shares or equity interests or (ii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests. From the close of business on the Parent Capitalization Date to the Agreement Date, Parent has not issued any shares of Parent capital stock except upon the exercise of Parent Options or the settlement of Parent RSUs outstanding as of the close of business on the Parent Capitalization Date.

(e) Section 3.2(e) of the Parent Disclosure Schedule sets forth (i) each of Parent’s Subsidiaries and the ownership interest of Parent in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Parent’s or Subsidiary’s capital stock, equity interest or other direct or indirect ownership interest in any other Person. No Subsidiary of Parent owns any shares of Parent Common Stock.

(f) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Parent Stockholders on any matter.

(g) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, Parent or any of its Subsidiaries.

Section 3.3 Corporate Authority.

(a) Parent and each of the Merger Subs has all necessary corporate or limited liability company power and authority, as applicable to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which they are a party, and to perform their obligations hereunder and thereunder and to consummate the Transactions including the Merger (subject to and assuming the receipt of the Parent Stockholder Approval). The execution and delivery of this Agreement by Parent and the Merger Subs and the consummation by Parent and the Merger Subs of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of Parent or the Merger Subs are necessary to adopt or authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the Parent Stockholder Approval, and the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA. This Agreement has been validly executed and delivered by Parent and each Merger Sub and, assuming the due

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authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Subs, enforceable against Parent and Merger Subs in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.

(b) As of the Agreement Date and subject to Section 4.7, the Parent Board has (i) (A) approved the issuance of Parent Common Stock in the Merger, (B) approved the Merger and the other transactions contemplated hereby, (C) adopted, approved and declared advisable this Agreement, and (D) made the Parent Board Recommendation, and (ii) directed that a proposal approving the issuance of Parent Common Stock in the Merger be submitted to the Parent Stockholders for their adoption.

Section 3.4 Governmental Approvals and Consents; Non-Contravention.

(a) No Consent, order, or license from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of Parent or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement, the Company Stockholder Voting Agreements, the Parent Stockholder Voting Agreements, or the consummation of the Transactions, except (i) pursuant to Section 1.3, (ii) the filing with the SEC of the Form S-4 Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Form S-4 Registration Statement, and the filing with the SEC of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, (ii) for required Consents under any applicable Antitrust Laws, (iii) to comply with state securities or “blue-sky” Laws, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other Consents, the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and each of the Merger Subs, the performance by Parent and each Merger Sub of its respective obligations hereunder and the consummation by Parent and each of the Merger Subs of the Transactions do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or bylaws or similar organizational documents of Parent or Merger Subs, (ii) result in any violation or breach of or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or result in the creation of any Lien under any Contract to which Parent and/or any Merger Sub is subject or is a party, or (iii) assuming compliance with the matters described in Section 3.4(a) and Section 4.8, violate, conflict with or result in any breach under any provision of any Law applicable to Parent or any of its properties or assets, except, in the case of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent would not reasonably be expected to prevent or materially interfere with or delay the consummation of any of the Transactions or would, individually or in the aggregate, not reasonably be expected to have a Parent Material Adverse Effect.

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Section 3.5 Compliance with Laws; Governmental Authorizations.

(a) Parent and each of its Subsidiaries is and, since December 31, 2013, has been in compliance with the Laws applicable to each of Parent and its Subsidiaries, in each case except to the extent that the failure to comply therewith would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since December 31, 2013, has been in material compliance with all Anti-Corruption Laws. Since December 31, 2013, neither Parent nor any of its Subsidiaries has received any written notices of violation with respect to any Laws applicable to it, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 3.5(a), to the Knowledge of Parent, Parent, its Subsidiaries and their officers, directors, employees and agents are in compliance with and, since December 31, 2013, have complied in all material respects with: (i) the provisions of the FCPA, as if its foreign payments provisions were fully applicable to Parent, its Subsidiaries and such owners, officers, directors, employees, and agents, and (ii) Anti-Corruption Laws of each jurisdiction in which Parent and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Parent. Since December 31, 2013, to the Knowledge of Parent, Parent, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any laws described in clause (ii).

(c) Parent and each of its Subsidiaries have all Governmental Authorizations necessary to conduct their respective businesses as presently conducted, except where the failure to have any such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Within the three-year period prior to the Agreement Date, Parent has not received any written notice from any Governmental Authority regarding (i) any actual or possible violation of any Governmental Authorization, or any failure to comply in any respect with any term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.6 SEC Filings.

(a) Since December 30, 2012, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents

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and any other documents filed by Parent with the SEC since December 30, 2012, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). None of the Parent Subsidiaries is currently or has, since becoming a Parent Subsidiary been, required to file any forms, reports or other documents with the SEC.

(b) As of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or in each case, if amended prior to the Agreement Date, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent.

Section 3.7 NASDAQ Compliance. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.8 Financial Information, Liabilities, Internal Controls.

(a) Each of the consolidated financial statements of Parent (including, in each case, any notes and schedules thereto) included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act, including the absence of footnotes) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of Parent and the consolidated Parent Subsidiaries as of the dates and for the periods referred to therein.

(b) There are no Liabilities of Parent that would be required by GAAP to be reflected or reserved against on a consolidated audited balance sheet of Parent or disclosed in the footnotes thereto, other than those that (i) are reflected or reserved against on the Parent Financial Statements, (ii) have been incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet included in the Parent Financial Statements, (iii) are permitted or contemplated by this Agreement (including Liabilities disclosed in the Parent Disclosure Schedule), (iv) have been discharged or paid off in full or (v) individually or in the aggregate, do not, and would not reasonably be expected to result in, a Parent Material Adverse Effect.

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(c) Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the Agreement Date, to Parent’s auditors and Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 30, 2012, none of Parent, Parent’s auditors, Parent Board or the audit committee of Parent Board has received any oral or written notification of any matter set forth in the preceding clause (A) or (B). Parent has made available to the Company (i) a summary of any such disclosure made by management of Parent to its auditors and Audit Committee of the Parent Board on or after December 30, 2012 and (ii) any material communication on or after December 30, 2012 made by management of Parent or its auditors to the Audit Committee of the Parent Board as required by the listing standards of NASDAQ, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. On and after December 30, 2012, no material complaints from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Parent employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Parent, been received by Parent.

Section 3.9 Absence of Certain Changes or Events. Since January 3, 2015 and through the Agreement Date:

(a) no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) except in connection with the execution and delivery of this Agreement and the Transactions, Parent has carried on its businesses in all material respects in the ordinary course.

Section 3.10 Contracts.

(a) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract that would be required to be filed by Parent as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act other than such Contracts that have been filed or incorporated by reference in the Parent SEC Documents filed prior to the Agreement Date. Each Contract (i) of the type described in this Section 3.10(a) to

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which Parent or any of its Subsidiaries is a party or (ii) filed as an exhibit or incorporated by reference to the Parent SEC Documents, is referred to as a “Parent Material Contract,”

(b) With such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, (i) each Parent Material Contract is valid and binding on Parent or the applicable Parent Subsidiary, as applicable, and is in full force and effect, except to the extent it has previously expired in accordance with its terms, (ii) Parent and each of its Subsidiaries have performed all obligations required to be performed by it to date under each such Parent Material Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract or give any other party to any such Parent Material Contract the right to terminate or cancel such Parent Material Contract.

(c) Neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of any Parent Material Contract by any of the other parties thereto that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 3.11 Litigation. Neither Parent nor any of its Affiliates is subject to any order, judgment, stipulation, injunction, decree of or agreement with any Governmental Authority, which would reasonably be expected to have a Parent Material Adverse Effect. No Proceeding is pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Affiliates which would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.12 Intellectual Property.

(a) Ownership. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries, collectively, own, license, or otherwise have the right to use the Intellectual Property Rights used in the operation of their respective businesses as currently conducted (collectively, the “Parent Intellectual Property Rights”) and such ownership or right to use the Parent Intellectual Property Rights will not be affected by the execution, delivery and performance of this Agreement or the consummation of the Merger.

(b) No Infringement. Except as would not reasonably be expected to have a Parent Material Adverse Effect, to Parent’s Knowledge, the conduct of the Parent business does not infringe or misappropriate the Intellectual Property Rights of any third party.

(c) No Proceedings. Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Proceedings before any Governmental Authority or arbitrator have been filed against Parent or any of its Subsidiaries, and Parent and its Subsidiaries have not received written notice since December 29, 2013: (i) challenging the scope, ownership, validity or enforceability of the Parent Intellectual Property Rights, or (ii) alleging the conduct of Parent’s business infringes or misappropriates the Intellectual Property Rights of any third party.

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(d) No Infringement of Parent Intellectual Property Rights. To the Knowledge of Parent, no Person is infringing or misappropriating any Parent Intellectual Property Rights, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor its Subsidiaries since December 29, 2013 has brought or threatened any action against any third party based on any allegations of such infringement, or misappropriation.

Section 3.13 Tax Matters.

(a) (a) Except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries have timely filed, taking into account any extensions, all Tax Returns required to be filed by them (all such Tax Returns being accurate and complete) and have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings; (ii) there are no Liens for Taxes on any assets of Parent or its Subsidiaries (except for statutory liens for Taxes not yet due and payable); (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Proceedings; (iv) Parent and its Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid; and (v) neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries).

(b) Parent is not aware of any fact or circumstance that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.14 Environmental Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and each of its Subsidiaries are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all Governmental Authorizations and Governmental Consents required under Environmental Laws, (b) there has not been any Release of Hazardous Materials in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a Liability under any Environmental Laws, and (c) neither Parent nor any of its Subsidiaries has received any Environmental Claim, and to the Knowledge of Parent, there are no Environmental Claims threatened in writing against the Parent.

Section 3.15 Financial Capacity.

(a) Parent has delivered to the Company a true, accurate and complete copy of the executed commitment letter, dated as of the Agreement Date, by and among Parent and lenders party thereto (the “Lenders”), including all exhibits, schedules, annexes and amendments thereto (the “Financing Commitments”) and the related fee letters (the “Fee Letters”) with respect to fees and related arrangements with respect to the Financing (provided, however, that the provisions in the Financing Commitments relating to fee amounts and pricing caps (none of which could adversely affect the amount or availability or conditionality of the Financing), including the provisions relating to fee amounts and pricing caps set forth in any

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market flex provisions, may be redacted), pursuant to which, and subject to the terms and conditions of which, the Lenders have committed to lend the amounts set forth therein to Parent for the purpose of funding the Transactions (such committed financing, together with, unless the context otherwise requires, any debt securities issued in lieu thereof, the “Financing”).

(b) As of the Agreement Date, (i) the Financing Commitments are in full force and effect (subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles), and have not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect, and (ii) each of the Financing Commitments, in the form so delivered, constitutes a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Except for the Fee Letters, the Financing Commitments are the only agreements relating to the Financing as of the Agreement Date. Other than as expressly set forth in such Financing Commitments and the Fee Letters, there are no other agreements, side letters, or arrangements relating to the Financing Commitments that could affect the amount, availability or conditionality of the Financing.

(c) As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitments or, to the Knowledge of Parent, would (i) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect, (ii) result in any of the conditions in the Financing Commitments not being satisfied or (iii) otherwise result in the Financing not being available on the Closing Date. As of the Agreement Date, no Lender party to any Financing Commitment has notified Parent of its intention to terminate any of the Financing Commitments or not to provide the Financing.

(d) Parent has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the Agreement Date. The aggregate proceeds from the Financing constitute all of the financing required for the consummation of the Transactions and are sufficient in amount for Parent to pay the cash portion of the Merger Consideration and all associated fees, costs and expenses in connection with the Transactions, including the Financing, and to repay, retire and redeem in full all Indebtedness of the Company and its Subsidiaries set forth in items 1, 2 and 4 of Section 2.11(a)(vii) of the Company Disclosure Schedule (the “Required Amount”). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms and subject only to the conditions set forth therein. Parent acknowledges that its obligation to consummate the Merger is not contingent on Parent’s ability to obtain any financing whether pursuant to the Financing Commitments or otherwise, and Parent’s failure to consummate the Financing or alternative financing for the Required Amount upon the satisfaction or waiver of the closing conditions set forth in Section 5.1 and Section 5.2 of this Agreement shall constitute an Intentional Breach by Parent of this Agreement.

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Section 3.16 Merger Subs. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Subs have been formed solely for the purpose of effecting the Merger. Merger Subs do not have any liabilities or other obligations other than pursuant to the Financing Commitments.

Section 3.17 Quality and Safety of Products. Since December 30, 2012, Parent has not received any written notice in connection with any product produced, sold or distributed by or on behalf of Parent or any of its Subsidiaries of any claim or allegation against Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been a party or subject to any Proceeding pending against, or, to Parent’s Knowledge, any Proceeding threatened against, Parent or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging, marketing or advertising or labeling of any product produced, sold or distributed by or on behalf of Parent or any of its Subsidiaries, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The manufacturing and storage practices, preparation, ingredients, composition, and packaging, marketing or advertising and labeling for each of the products of Parent and its Subsidiaries are in compliance with all applicable Governmental Authorizations or Laws, including applicable Governmental Authorizations and Laws relating to food and beverage manufacturing, storage, preparation, packaging, marketing, advertising and labeling, including the rules and regulations of the Food and Drug Administration, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 29, 2013, (a) there have been no recalls of any product of Parent or any of its Subsidiaries, whether ordered by a Governmental Authority or undertaken voluntarily by Parent or any of its Subsidiaries and (b) none of the products of Parent or any of its Subsidiaries have been adulterated, misbranded, mispackaged, mismarketed, misadvertised or mislabeled in violation of applicable Law, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.18 Customers, Suppliers and Distributors. With respect to the fiscal year ended January 3, 2015, Section 3.18 of the Parent Disclosure Schedule lists (a) the ten largest (by dollar volume) customers of Parent during such period (showing the dollar volume for each), (b) the ten largest (by dollar volume) suppliers of Parent during such period (showing the dollar volume for each) and (c) the five largest (by dollar volume) distributors of Parent during such period (showing the dollar volume for each).

Section 3.19 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or any of its Subsidiaries for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, will not (a) in the case of the Form S-4 Registration Statement, at the time the Form S-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, and (b) in the case of the Joint Proxy Statement/Prospectus, at the date it is first mailed to Parent Stockholders or at the time of the Parent Stockholders Meeting (or at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the

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circumstances in which they are made, not misleading. The Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Subs with respect to the information supplied by the Company for inclusion in the Form S-4 Registration Statement.

Section 3.20 Ownership of Shares. Neither Parent nor Merger Subs is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). To Parent’s Knowledge, there are no other “fair price,” “moratorium,” “control share acquisition” or other similar Takeover Statutes applicable to the Merger.

Section 3.21 Finders; Brokers. Other than Morgan Stanley & CO. LLC and Deutsche Bank Securities Inc. (each a “Parent Financial Advisor”), Parent has not employed any finder or broker in connection with the Merger or the other Transactions who would have a valid claim for a fee or commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of the Transactions.

Section 3.22 Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Deutsche Bank Securities Inc., dated on or about the Agreement Date, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid by Parent in connection with the Merger pursuant to this Agreement was fair, from a financial point of view, to Parent, a signed copy of which opinion will be made available to the Company for informational purposes only promptly following the Agreement Date.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of Parent or its Subsidiaries or Affiliates, nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to, or on behalf of, Parent, its Subsidiaries or Affiliates or their respective businesses or with respect to any other information provided or made available to the Company or Company Representatives in connection with the Merger or the other Transactions, including the accuracy or completeness thereof, and each of Parent, its Subsidiaries and Affiliates hereby disclaims any such representation or warranty whether by Parent, its Subsidiaries or Affiliates or any other Person on behalf of any of them.

Article 4

Certain Covenants

Section 4.1 Covenants of the Company. Except as expressly provided or permitted herein as set forth in Section 4.1 of the Company Disclosure Schedule or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the Agreement Date and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the ordinary course of business consistent

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with past practice. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 4.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options, (B) from holders of Company RSUs or Company Performance RSUs in full or partial payment of any Taxes payable by such holder upon the settlement of Company RSUs or Company Performance RSUs to the extent required or permitted under the terms of such Company RSUs or Company Performance RSUs, or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of Company Restricted Stock at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries:

(b) issue, deliver, sell, pledge, dispose of, grant, or transfer or authorize the issuance, delivery, sale, pledge, disposition or grant of any capital stock in the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or any other ownership interest (including any such interest represented by Contract rights), of the Company or any of its Subsidiaries, other than (i) upon the exercise or settlement of Company Options, Company Restricted Stock, Company RSUs, and Company Performance RSUs that are outstanding on the Agreement Date solely in accordance with their terms as of the Agreement Date, (ii) for issuance by a wholly-owned Subsidiary of such Subsidiary’s capital stock to another wholly-owned Subsidiary, or (iii) grants to new non-executive officer hires in the ordinary course of business consistent with past practice;

(c) amend the Company Certificate or Company Bylaws, or the certificate of incorporation, bylaws or other comparable charter, formation or organizational documents of any Company Subsidiary;

(d) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, other than purchases of inventory, raw materials and other supplies in the ordinary course of business consistent with past practice;

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(e) sell, lease, license, pledge, or otherwise dispose of or encumber any material properties or material assets of the Company or of any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(f) incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than any wholly-owned Company Subsidiary in the ordinary course of business consistent with past practice) for borrowed money or issue or sell options, warrants, calls or other rights to acquire any indebtedness for borrowed money of the Company or any of its Subsidiaries, or take any action that would result in any amendment, modification or change of any term of any indebtedness for borrowed money of the Company or any of its Subsidiaries, except (i) borrowings under the Company’s existing credit facilities, (ii) loans between the Company and its wholly-owned Subsidiaries or between the Company’s wholly-owned Subsidiaries, and (iii) Contracts entered into for purposes of hedging against changes in commodities prices or Contracts entered into for purposes of hedging against changes in foreign currency exchange rates;

(g) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of the amounts set forth in the Company’s plan for capital expenditures previously made available to Parent;

(h) make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in Law or GAAP;

(i) except to the extent required by (A) applicable Law, (B) the terms of any Company Benefit Plan as in effect on the Agreement Date or (C) commitments under Contracts of the Company or any of its Subsidiaries or policies with respect to severance or termination pay in existence on the Agreement Date, (I) increase the compensation or benefits payable or to become payable to its directors, officers or employees, except for (i) increases in salary or wages in the ordinary course of business consistent with past practice, (ii) payments of bonuses for the Company’s 2015 fiscal year pursuant to the Company’s Annual Incentive Plan, or (iii) increases of salary, wages and target incentive compensation in connection with the promotion of an existing employee in amounts consistent with past practice for such positions, (II) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries (or any of their respective dependents or beneficiaries), or establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or any of their respective dependents or beneficiaries, or establish, adopt, enter into any plan, program or arrangement that would be a Company Benefit Plan or Company Equity Plan if in existence on the date hereof, (III) except as contemplated in Section 1.5(a), take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan or Company Equity Plan, (IV) terminate the employment of any executive officer other than for “cause” or (V) hire any new employees, except for non-officer employees with a base salary of less than $150,000 per year;

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(j) implement or adopt any material change in financial accounting policies, practices or methods, other than as may be required by Law, GAAP or regulatory guidelines;

(k) settle any Proceedings if such settlement would require a payment by the Company in excess of $1,000,000 in any individual case or series of related cases or $3,000,000 in the aggregate, other than (i) as required by their terms as in effect on the Agreement Date, (ii) claims reserved against in the Company Financial Statements (for amounts not materially in excess of such reserves), (iii) claims incurred since the date of the Company Financial Statements in the ordinary course of business consistent with past practice, or (iv) fully insured claims, provided that, in the case of each of (i), (ii) or (iii), the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries;

(l) other than in the ordinary course of business, (a) amend or modify, in each case, in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract and (b) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the Agreement Date unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries than, either a Contract it is replacing or a form of such Company Material Contract made available to Parent prior to the Agreement Date;

(m) extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that would materially restrict or limit, in any respect, the operations of the Company, its Subsidiaries or, upon completion of the Merger, Parent or its Subsidiaries;

(n) enter into or modify any collective bargaining agreement or other material labor-related agreement, unless required by applicable Law;

(o) (i) make, change or revoke any material Tax election, (ii) change any Tax accounting period or any material method of Tax accounting, (iii) amend any material Tax Return or file any claim for a material Tax refund, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law) or other material agreement with any Governmental Authority with respect to Taxes or request any ruling from any Governmental Authority with respect to Taxes that would have binding effect on the Company or any of its Subsidiaries after the Closing, (v) settle or compromise any material Tax claim or proceeding with respect to a material amount of Taxes or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (vi) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than pursuant to a commercial agreement, not primarily related to Taxes, that is entered into the ordinary course of business), or (vii) other than in the ordinary course of business, consent to any extension or waiver of any statute of limitations or period for assessment or collections of any material Taxes;

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(p) (A) (1) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the Agreement Date, or (2) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the Agreement Date, other than starting to conduct a line of business of the Company or any of its Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the Agreement Date;

(q) other than in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000, make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company);

(r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

If the Company or any of its Subsidiaries desires to take an action which would be prohibited pursuant to the foregoing clauses (a)-(r) without the written consent of Parent, prior to taking such action, the Company may request such written consent (which consent shall not be unreasonably withheld, conditioned or delayed) by sending an electronic mail or facsimile to the representative of Parent listed on Section 4.1 of the Company Disclosure Schedule. Parent will either deliver to the Company written consent or a denial notification via electronic mail or facsimile within two Business Days after Parent receives a written request by the Company pursuant to this Section 4.1. If no such Consent or denial is received by the Company within three Business Days of its request in accordance with this Section 4.1, Parent will be deemed to have granted its consent to such action(s) requested by the Company. Nothing contained in this Agreement shall give Parent or Merger Subs, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time.

Section 4.2 Covenants of Parent. Except as expressly provided or permitted herein or as set forth in Section 4.2 of the Parent Disclosure Schedule, during the Pre-Closing Period Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, directly or indirectly, do any of the following without the prior written consent the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends in excess of $0.16 per quarter on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, except for dividends by any of the Parent Subsidiaries to Parent or any of the other Parent Subsidiaries or any regularly scheduled quarterly dividends the timing and amount of which are in the ordinary course of business consistent with past practice or (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

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(b) amend its Certificate of Incorporation, as amended, or Bylaws, as amended, or the certificate of incorporation, bylaws or other comparable charter, formation or organizational documents of Parent Subsidiaries;

(c) other than the Financing, incur, create, assume or otherwise become liable for indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than any wholly-owned Parent Subsidiary in the ordinary course of business consistent with past practice) for borrowed money or issue or sell options, warrants, calls or other rights to acquire any indebtedness for borrowed money of Parent or any of its Subsidiaries, or take any action that would result in any amendment, modification or change of any term of any indebtedness for borrowed money of Parent or any of its Subsidiaries, except (i) borrowings under Parent’s existing credit facilities and loans between Parent and its wholly-owned Subsidiaries or between Parent’s wholly-owned Subsidiaries, and (ii) Contracts entered into for purposes of hedging against changes in commodities prices or Contracts entered into for purposes of hedging against changes in foreign currency exchange rates or interest rates;

(d) implement or adopt any material change in financial accounting policies, practices or methods, other than as may be required by Law, GAAP or regulatory guidelines;

(e) acquire or agree to acquire by merging, or consolidating with, or by purchasing any interest in or assets or securities of, or by any other manner, any business or any Person or any division or business thereof, if such acquisition or agreement (i) is for an amount in excess of $100,000,000 or (ii) could reasonably be expected to present a material risk of delaying the Effective Time, making it materially more difficult to obtain, or materially delay obtaining, any Consents or approvals of any Governmental Authority necessary to consummate the Merger, or present a material risk of any Governmental Authority entering an Order prohibiting the consummation of the Merger or materially increasing the risk of not being able to remove any such Order on appeal or otherwise;

(f) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

If Parent or any of its Subsidiaries desires to take an action which would be prohibited pursuant to the foregoing clauses (a)-(f) without the written consent of the Company, prior to taking such action, Parent may request such written consent (which consent shall not be unreasonably withheld, conditioned or delayed) by sending an electronic mail or facsimile to the representative of the Company listed on Section 4.2 of the Parent Disclosure Schedule. The Company will either deliver to Parent written consent or a denial notification via electronic mail or facsimile within two Business Days after the Company receives a written request by Parent pursuant to this Section 4.2. If no such consent or denial is received by Parent within three Business Days of its request in accordance with this Section 4.2, the Company will be deemed to have granted its consent to such action(s) requested by Parent.

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Section 4.3 Access to Information; Confidentiality.

(a) From the Agreement Date until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to and shall cause its directors, officers, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, the “Company Representatives”) to (i) provide to Parent, Merger Subs and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) reasonable access, at reasonable times, upon reasonable prior notice to the Company, to the officers, agents, properties, offices and other facilities of the Company and its Subsidiaries, and to the books and records thereof (including Tax Returns, but excluding any confidential information contained in personnel files to the extent the disclosure of such information is prohibited by Privacy and Security Laws), and, with the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned), to the employees of the Company and its Subsidiaries and (ii) furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, assets, Liabilities, Personnel and other aspects of the Company and its Subsidiaries as Parent or the Parent Representatives may reasonably request, provided, however, that the foregoing shall neither require the Company to disclose any information, pursuant to this Section 4.3(a) to the extent that (i) in the reasonable good faith judgment of the Company, any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 4.3(a), the Company shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent, and (3) in the case of clauses (i) and (iii), utilize the procedures of a joint defense agreement or implement such other techniques if the Company determines that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. No investigation conducted pursuant to this Section 4.3(a) shall affect or be deemed to qualify, modify or limit any representation or warranty made by the Company in this Agreement.

(b) Parent, Merger Subs and the Company, and each of their respective Subsidiaries and Affiliates shall comply with, and shall cause the Parent Representatives or Company Representatives, as applicable, to comply with, all of their obligations under the Confidentiality Agreement. With respect to the information disclosed pursuant to this Section 4.3, Parent, Merger Subs and the Company shall comply with, and shall cause the Parent Representatives and Company Representatives, as applicable, to comply with all of their respective obligations under the Confidentiality Agreement.

Section 4.4 Registration Statement; Joint Proxy Statement and Prospectus.

(a) As promptly as practicable after the Agreement Date, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4

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Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to promptly notify the other, cooperate with respect to, and respond promptly to, any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC and to keep the Form S-4 Registration Statement effective through the Closing in order to consummate the Transactions contemplated by this Agreement. As soon as reasonably practicable (but in any event within five Business Days) following the date on which the Form S-4 Registration Statement is declared effective under the Securities Act and the SEC staff advises that it has no further comments on the Joint Proxy Statement/Prospectus or that the Company may commence mailing the Joint Proxy Statement/Prospectus, Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent Stockholders, and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company Stockholders. Each of Parent and the Company shall promptly furnish all information concerning the respective Party and their respective Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.4(a). If any event occurs, or if the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such Party shall promptly inform the other thereof and shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to filing such with the SEC and shall provide each other with a copy of all such filings made with the SEC and shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent.

(b) Prior to the Effective Time, Parent shall use its reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities Law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting.

Section 4.5 Stockholder Meetings.

(a) Company Stockholders Meeting.

(i) The Company shall take all action necessary under all applicable Laws to duly call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders Meeting”); provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date to the extent that the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of

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Company Common Stock within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (C) to ensure that there are sufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (D) if the Parent Stockholders Meeting is postponed or adjourned pursuant to Section 4.5(b) or (E) otherwise to comply with applicable Law; provided that the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. The Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting (defined below) on the same day (on a date mutually selected by the Company and Parent) and as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall use its reasonable best efforts to provide that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws. In the event that during the five Business Days prior to the date that the Company Stockholders Meeting is then scheduled to be held, the Company delivers a notice of an intent to make a Change of Company Board Recommendation in accordance with Section 4.6(d) or Section 4.6(e) and/or a termination of this Agreement for a Superior Proposal in accordance with Section 6.1(g), Parent may direct the Company to postpone the Company Stockholders Meeting for up to five Business Days and the Company shall promptly, and in any event no later than the next Business Day, postpone the Company Stockholders Meeting in accordance with Parent’s direction.

(ii) Except to the extent the Company Board shall have made a Change of Company Board Recommendation as permitted by Section 4.6(d) or Section 4.6(e), (A) the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation and (B) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted; provided, however, that the Company shall not be prohibited from including in the Joint Proxy Statement/Prospectus an accurate statement that an Acquisition Proposal has been made and such statement shall not be deemed a Change in Recommendation in and of itself.

(iii) Notwithstanding any Change of Company Board Recommendation, the Company shall nonetheless submit this Agreement to the Company Stockholders for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article 6 prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company Stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders Meeting.

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(b) Parent Stockholders Meeting.

(i) Parent shall take all action necessary to duly call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (the “Parent Stockholders Meeting”); provided that Parent may adjourn or postpone the Parent Stockholder Meeting to a later date to the extent that Parent believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the holders of Parent Common Stock within a reasonable amount of time in advance of the Parent Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Stockholder Approval, (C) to ensure that there are sufficient shares of Parent Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, (D) if the Company Stockholders Meeting is postponed or adjourned pursuant to Section 4.5(a) or (E) otherwise to comply with applicable Law; provided that the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. The Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day (on a date mutually selected by the Company and Parent) and as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall use its reasonable best efforts to provide that all proxies solicited in connection with the Parent Stockholders Meeting are solicited in compliance with all applicable Laws. In the event that during the five Business Days prior to the date that the Parent Stockholders Meeting is then scheduled to be held, Parent delivers a notice of an intent to make a Change of Parent Board Recommendation in accordance with Section 4.7(d), the Company may direct Parent to postpone the Parent Stockholders Meeting for up to five Business Days and Parent shall promptly, and in any event no later than the next Business Day, postpone the Parent Stockholders Meeting in accordance with the Company’s direction.

(ii) Except to the extent the Parent Board shall have made a Change of Parent Board Recommendation as permitted by Section 4.7(d), (A) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board recommends that Parent Stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent Board that Parent Stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the “Parent Board Recommendation”) and (B) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw the Parent Board Recommendation or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted.

(iii) Notwithstanding any Change of Parent Board Recommendation, Parent shall nonetheless submit the Parent Stockholder Approval for approval at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article 6 prior to the Parent Stockholders Meeting. Without the prior written consent of Company, the Parent Stockholder Approval shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Parent Stockholders in connection

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with the Parent Stockholder Approval and the transactions contemplated hereby) that Parent shall propose to be acted on by the Parent Stockholders at the Parent Stockholders Meeting.

Section 4.6 No Solicitation of Transactions by the Company.

(a) Subject to Section 4.6(b), Section 4.6(d), Section 4.6(e) and Section 4.6(g) during the Pre-Closing Period, the Company and its Subsidiaries shall not, and the Company shall not authorize or knowingly permit the Company Representatives to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise knowingly cooperate with or knowingly assist or participate in or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry,

(ii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or the Company Representatives from making such Person aware of the restrictions of this Section 4.6 in response to the receipt of an Acquisition Proposal),

(iii) provide any non-public information or data to any Person in connection with any Acquisition Proposal or Acquisition Inquiry,

(iv) approve, adopt, endorse, or recommend to the Company Stockholders, or publicly propose to approve, adopt, endorse, declare advisable or recommend to the Company Stockholders, any Acquisition Proposal,

(v) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer within ten Business Days after the commencement thereof,

(vi) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Subs, the Company Board Recommendation (any action or failure to act taken by the Company Board set forth in the foregoing clause (iv), clause (v) or this clause (vi), a “Change of Company Board Recommendation”),

(vii) enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement constituting or relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any Contract or agreement requiring the Company to abandon, terminate or fail to consummate the Transactions, or resolve or agree to take any of the foregoing actions, or

(viii) terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which the Company or any of its Subsidiaries is a party (provided, that the Company shall be deemed to have waived, and shall

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not enforce, any standstill agreement to the extent such provision would otherwise prohibit the counterparty thereto from making an unsolicited Acquisition Proposal to the Company Board).

The Company shall immediately (A) cease and cause to be terminated any solicitation, knowing encouragement, discussion or negotiation with any Persons, conducted prior to the execution of this Agreement, by the Company, its Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal or Acquisition Inquiry, (B) terminate access to any physical or electronic dataroom relating to the Company for an Acquisition Proposal, and (C) request the prompt return or destruction of any confidential information provided to any third party in connection with an Acquisition Proposal or Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time following the Agreement Date and prior to the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal that the Company Board determines in good faith After Consultation constitutes or could reasonably be expected to lead to or result in a Superior Proposal, the Company and the Company Representatives may (i) engage or participate in discussions or negotiations with the Person (or such Person’s representatives) that has made such Acquisition Proposal, and (ii) furnish to the Person (or such Person’s representatives) that has made the Acquisition Proposal information relating to the Company and its Subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of the Company and its Subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement; provided that (A) the Acquisition Proposal was unsolicited and the Company did not receive such Acquisition Proposal as a result of a breach of the terms of this Section 4.6, (B) prior to engaging or participating in any such discussions or negotiations with or furnishing any information to, such Person, the Company gives Parent written notice of the identity of such Person and its representatives and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish information to such Person and (C) contemporaneously with or promptly (but in no event later than one Business Day) after furnishing any information to such Person, the Company shall furnish such information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) In addition to the obligations of the Company set forth in Section 4.6(b), the Company shall promptly, and in all cases within one Business Day after the receipt by the Company, notify Parent orally and in writing of the receipt by the Company or the Company Representatives of any Acquisition Proposal or Acquisition Inquiry, which notice shall include (x) the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry (for the purposes of clarity, this clause (x) shall be deemed satisfied in the event a copy of any written Acquisition Proposal and any related agreements, reflecting conditions or other material terms relating to any Acquisition Proposal is furnished to Parent) and (y) the identity of the Person or “group” (as defined under Section 13(d) of the Exchange Act) making any such Acquisition Proposal or Acquisition Inquiry. Commencing upon the provision of any notice referred to above until any such Acquisition Proposal or Acquisition Inquiry has been withdrawn, the Company (or its outside counsel) shall (A) provide prompt notice to Parent no later than one Business Day after any material change in the material terms of any such Acquisition Proposal or Acquisition Inquiry and (B) promptly (and in any event not later than one Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material

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documents (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal, including the financing thereof) exchanged between the Company or any of its Subsidiaries or any of the Company Representatives, on the one hand, and the Person making an Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Notwithstanding anything in this Agreement to the contrary, if the Company receives an Acquisition Proposal, other than as a result of a material breach of this Section 4.6, that the Company Board concludes in good faith, After Consultation, constitutes a Superior Proposal, the Company Board may, at any time prior to the receipt of the Company Stockholder Approval, if it determines in good faith, After Consultation, that the failure to take such actions contemplated by clauses (x) and/or (y) below would be inconsistent with the Company Board’s fiduciary duties to the Company Stockholders under applicable Law, (x) effect a Change of Company Board Recommendation with respect to such Superior Proposal and/or (y) terminate this Agreement pursuant to Section 6.1(g) and simultaneously enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y) unless in advance of or concurrently with such termination the Company pays the Termination Fee; and provided further that the Company Board may not effect a Change of Company Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Superior Proposal Notice Period”), of its intention to effect such a Change of Company Board Recommendation (which notice itself shall not constitute a Change of Company Board Recommendation) or terminate this Agreement to enter into an Alternative Company Acquisition Agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal and the identity of the Person or group making such Superior Proposal, and shall have contemporaneously provided (in the case of a proposed termination pursuant to clause (y) above) the execution draft of the relevant proposed definitive transaction agreements with the Person making such Superior Proposal (the “Alternative Company Acquisition Agreement”)) and other material documents with respect to such Superior Proposal (including any with respect to the financing thereof); and

(ii) prior to effecting such Change of Company Board Recommendation or terminating this Agreement to enter into an Alternative Company Acquisition Agreement with respect to such Superior Proposal, (A) if requested by Parent, the Company shall have, and shall have caused the Company Representatives to, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (B) Parent shall not have, during the Superior Proposal Notice Period, made an irrevocable written offer during the Superior Proposal Notice Period that would, upon the Company’s acceptance thereof, be binding on Parent and that, after consideration of such offer by the Company Board in good faith and After Consultation, results in the Company Board determining that such Superior Proposal no longer constitutes a Superior Proposal.

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In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to Section 4.6(d)(i) and to comply with the requirements of this Section 4.6(d) with respect to such new written notice (including a new Superior Proposal Notice Period), except the Superior Proposal Notice Period shall be at least two Business Days (rather than the four Business Days contemplated by Section 4.6(d)(i) above).

(e) Notwithstanding anything to the contrary contained in this Agreement, and solely in response to an Intervening Event, the Company Board may effect a Change of Company Board Recommendation prior to the receipt of the Company Stockholder Approval if the Company Board determines in good faith, After Consultation, that the failure to do so would be inconsistent with the Company Board’s fiduciary duties to the Company Stockholders under applicable Law; provided, however, that the Company Board may not effect such a Change of Company Board Recommendation unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Company Intervening Event Notice Period”), of its intention to effect such a Change of Company Board Recommendation (which notice itself shall not constitute a Change of Company Board Recommendation), which notice shall specify the details of such Intervening Event and the basis upon which the Company Board intends to effect a Change of Company Board Recommendation; and

(ii) prior to effecting such Change of Company Board Recommendation, (A) if requested by Parent, the Company shall have, and shall have caused the Company Representatives to, during the Company Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that a Change of Company Board Recommendation is no longer necessary, and (B) that Parent shall not have, during the Company Intervening Event Notice Period, made an irrevocable written offer during the Company Intervening Event Notice Period that would, upon the Company’s acceptance thereof, be binding on Parent and that, after due consideration of such offer by the Company Board in good faith and After Consultation, results in the Company Board determining that it would not be inconsistent with the Company Board’s fiduciary duties to the Company Stockholders under applicable Law to not effect the Change of Company Board Recommendation.

In the event of any material changes to the circumstances applicable to the Intervening Event, after the start of the Company Intervening Event Notice Period, the Company shall be required to deliver a new written notice to Parent pursuant to Section 4.6(e)(i) and to comply with the requirements of this Section 4.6(e) with respect to such new written notice (including a new Company Intervening Event Notice Period) except the Company Intervening Event Notice Period shall be at least two Business Days (rather than the four Business Days contemplated by Section 4.6(e)(i) above).

(f) The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required by applicable Law to be disclosed in any Company SEC Documents.

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(g) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, Item 1012 of Regulation M-A or otherwise complying with the provisions of Rule 14d-9 or Item 1012 under the Exchange Act; provided, however, that none of the following shall be deemed to be a Change of Company Board Recommendation: (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, and/or (iii) an express reaffirmation of the Company Board Recommendation.

(h) No Change of Company Board Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law to be applicable to the Transactions.

Section 4.7 No Solicitation of Transactions by Parent.

(a) Subject to Section 4.7(b), Section 4.7(d) and Section 4.7(f) during the Pre-Closing Period, Parent and its Subsidiaries shall not, and Parent shall not authorize or knowingly permit the Parent Representatives to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly induce the making, submission or announcement of any Parent Acquisition Proposal or Parent Acquisition Inquiry or otherwise knowingly cooperate with or knowingly assist or participate in or knowingly facilitate the making, submission or announcement of any Parent Acquisition Proposal or Parent Acquisition Inquiry,

(ii) participate or engage in discussions or negotiations with any Person with respect to a Parent Acquisition Proposal or Parent Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit Parent or Parent Representatives from making such Person aware of the restrictions of this Section 4.7 in response to the receipt of a Parent Acquisition Proposal or Parent Acquisition Inquiry),

(iii) provide any non-public information or data to any Person in connection with any Parent Acquisition Proposal or Parent Acquisition Inquiry;

(iv) approve, adopt, endorse, or recommend to Parent Stockholders, or publicly propose to approve, adopt, endorse, declare advisable or recommend to Parent Stockholders, any Parent Acquisition Proposal,

(v) fail to recommend against any Parent Acquisition Proposal that is a tender offer or exchange offer within ten Business Days after the commencement thereof,

(vi) withdraw, change, amend, modify or qualify or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation (any action or failure to act taken by the Parent Board set forth in the foregoing clause (iv), clause (v) or this clause (vi), a “Change of Parent Board Recommendation”),

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(vii) enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, share purchase agreement, asset purchase agreement, share exchange agreement or other similar agreement constituting or relating to a Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any Contract or agreement requiring Parent to abandon, terminate or fail to consummate the Transactions, or resolve or agree to take any of the foregoing actions, or

(viii) terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality agreement to which Parent or any of its Subsidiaries is a party (provided, that Parent shall be deemed to have waived, and shall not enforce, any standstill agreement to the extent such provision would otherwise prohibit the counterparty thereto from making an unsolicited Parent Acquisition Proposal to the Parent Board).

Parent shall immediately (A) cease and cause to be terminated any solicitation, knowing encouragement, discussion or negotiation with any Persons, conducted prior to the execution of this Agreement, by Parent, its Subsidiaries or any of the Parent Representatives with respect to any Parent Acquisition Proposal or Parent Acquisition Inquiry, (B) terminate access to any physical or electronic dataroom relating to Parent for a Parent Acquisition Proposal, and (C) request the prompt return or destruction of any confidential information provided to any third party in connection with a Parent Acquisition Proposal or Parent Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time following the Agreement Date and prior to the Parent Stockholder Approval, in response to a bona fide written Parent Acquisition Proposal that the Parent Board determines in good faith, After Consultation, constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal, Parent and the Parent Representatives may (i) engage or participate in discussions or negotiations with the Person (or such Person’s representatives) that has made such Parent Acquisition Proposal, and (ii) furnish to the Person (or such Person’s representatives) that has made the Parent Acquisition Proposal information relating to Parent and its Subsidiaries and/or afford access to the business, properties, assets, books, records or the personnel of Parent and its Subsidiaries, in each case pursuant to an Acceptable Confidentiality Agreement; provided that (A) the Parent Acquisition Proposal was unsolicited and Parent did not receive such Parent Acquisition Proposal as a result of a breach of the terms of this Section 4.7, (B) prior to engaging or participating in any such discussions or negotiations with or furnishing any information to, such Person, Parent gives the Company written notice of the identity of such Person and its representatives and all of the material terms and conditions of such Parent Acquisition Proposal and of Parent’s intention to engage or participate in discussions or negotiations with, or furnish information to such Person and (C) contemporaneously with or promptly (but in no event later than one Business Day) after furnishing any information to such Person, Parent shall furnish such information to the Company (to the extent such information has not been previously furnished by Parent to the Company).

(c) In addition to the obligations of Parent set forth in Section 4.7(b), Parent shall promptly, and in all cases within one Business Day after the receipt by Parent, notify the Company orally and in writing of the receipt by Parent or the Parent Representatives of any Parent Acquisition Proposal or Parent Acquisition Inquiry, which notice shall include (x) the material terms and conditions of such Parent Acquisition Proposal or Parent Acquisition Inquiry

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(for the purposes of clarity, this clause (x) shall be deemed satisfied in the event a copy of any written Parent Acquisition Proposal and any related agreements, reflecting conditions or other material terms relating to any Parent Acquisition Proposal is furnished to the Company) and (y) the identity of the Person or “group” (as defined under Section 13(d) of the Exchange Act) making any such Parent Acquisition Proposal or Parent Acquisition Inquiry. Commencing upon the provision of any notice referred to above until any such Parent Acquisition Proposal or Parent Acquisition Inquiry has been withdrawn, Parent (or its outside counsel) shall (A) provide prompt notice to the Company no later than one Business Day after any material change in the material terms of any such Parent Acquisition Proposal or Parent Acquisition Inquiry and (B) promptly (and in any event not later than one Business Day) after receipt or delivery thereof, provide the Company (or its outside counsel) with copies of all material documents (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Parent Acquisition Proposal, including the financing thereof) exchanged between Parent or any of its Subsidiaries or any of the Parent Representatives, on the one hand, and the Person making a Parent Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Notwithstanding anything in this Agreement to the contrary, if Parent receives a Parent Acquisition Proposal, other than as a result of a material breach of this Section 4.7, that the Parent Board concludes in good faith, After Consultation, constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the receipt of the Parent Stockholder Approval, if it determines in good faith, After Consultation, that the failure to take such actions contemplated by clauses (x) and/or (y) below would be inconsistent with the Parent Board’s fiduciary duties to the Parent Stockholders under applicable Law, (x) effect a Change of Parent Board Recommendation with respect to such Parent Superior Proposal and/or (y) terminate this Agreement pursuant to Section 6.1(h) and simultaneously enter into a definitive agreement with respect to such Parent Superior Proposal; provided, however, that Parent shall not terminate this Agreement pursuant to the foregoing clause (y) unless in advance of or concurrently with such termination Parent pays the Parent Termination Fee; and provided further that the Parent Board may not effect a Change of Parent Board Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) Parent shall have provided prior written notice to Parent, at least four Business Days in advance (the “Parent Superior Proposal Notice Period”), of its intention to effect such a Change of Parent Board Recommendation (which notice itself shall not constitute a Change of Parent Board Recommendation) or terminate this Agreement to enter into an Alternative Parent Acquisition Agreement with respect to such Parent Superior Proposal, which notice shall specify the material terms and conditions of such Parent Superior Proposal and the identity of the Person or group making such Parent Superior Proposal, and shall have contemporaneously provided (in the case of a proposed termination pursuant to clause (y) above) the execution draft of the relevant proposed definitive transaction agreements with the Person making such Parent Superior Proposal (the “Alternative Parent Acquisition Agreement”)) and other material documents with respect to such Parent Superior Proposal (including any with respect to the financing thereof); and

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(ii) prior to effecting such Change of Parent Board Recommendation or terminating this Agreement to enter into an Alternative Parent Acquisition Agreement with respect to such Parent Superior Proposal, (A) if requested by the Company, Parent shall have, and shall have caused the Parent Representatives to, during the Parent Superior Proposal Notice Period, negotiate with the Company in good faith to make such adjustments in the terms and conditions of this Agreement so that such Parent Acquisition Proposal ceases to constitute a Parent Superior Proposal, and (B) the Company shall not have, during the Parent Superior Proposal Notice Period, made an irrevocable written offer during the Parent Superior Proposal Notice Period that would, upon Parent’s acceptance thereof, be binding on Parent and that, after consideration of such offer by the Parent Board in good faith and After Consultation, results in the Parent Board determining that such Parent Superior Proposal no longer constitutes a Parent Superior Proposal.

In the event of any amendment to the financial terms or any other material revisions to the Parent Superior Proposal, Parent shall be required to deliver a new written notice to the Company pursuant to Section 4.7(d)(i) and to comply with the requirements of this Section 4.7 with respect to such new written notice (including a new Parent Superior Proposal Notice Period), except the Parent Superior Proposal Notice Period shall be at least two Business Days (rather than the four Business Days contemplated by Section 4.7(d)(i) above).

(e) Parent shall keep confidential any proposals made by the Company to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required by applicable Law to be disclosed in any Parent SEC Documents.

(f) Nothing contained in this Agreement shall prohibit Parent Board from taking and disclosing to the Parent Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, Item 1012 of Regulation M-A or otherwise complying with the provisions of Rule 14d-9 or Item 1012 under the Exchange Act; provided, however, that none of the following shall be deemed to be a Change of Parent Board Recommendation: (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Parent Acquisition Proposal, and/or (iii) an express reaffirmation of the Parent Board Recommendation.

Section 4.8 Appropriate Action; Consents; Filings.

(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any Consents of third parties with respect to any Contracts of the Company or any of its Subsidiaries, as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any Contract of the Company or any of its Subsidiaries as a result of the execution, performance or consummation of the Transactions; provided that, the Company and Parent shall determine reasonably and jointly whether to seek any Consents from third parties under any Company Material Contract. In the event that such third party Consent described in this Section 4.8(a) shall not be obtained, the Company and Parent shall determine reasonably and jointly whether to take any further actions with respect to such Contracts; provided, further, however, that without its consent (such consent to be given or withheld in its sole discretion), the Company shall not be required to pay any amount or change its business

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practices in order to obtain any such Consent, waiver or approval. Prior to the Effective Time, the Company shall furnish Parent with (i) an executed affidavit that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3)(i) and (ii) a notice of such affidavit to the Internal Revenue Service satisfying the requirements of Treasury Regulation Section 1.897-2(h).

(b) Subject to Section 4.8(c) and the other terms and conditions of this Agreement, the Company and Parent agree, and Parent and the Company agree to cause their respective Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the Transactions as set forth in Article 5 to be satisfied as promptly as practicable, including taking all actions necessary (i) to obtain all Governmental Consents required for the satisfaction of the conditions set forth in Section 5.1(c), (ii) to effect all such necessary registrations and filings with the Governmental Authorities in order to consummate and make effective the Merger and the other Transactions, (iii) to comply with all requirements under applicable Law which may be imposed on it with respect to this Agreement and the Merger and (iv) to defend any Proceedings, whether judicial or administrative, brought under, pursuant to or relating to any regulatory Law challenging this Agreement or the consummation of the Transactions. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

(c) In connection with the efforts referenced in Section 4.8(b) and without limiting the generality of the undertaking pursuant thereto, Parent and Company shall promptly make all filings which may be required for the satisfaction of the condition set forth in Section 5.1(c) by each of them in connection with the consummation of the Transactions, which, in any event, shall be made within ten Business Days following the Agreement Date with respect to the initial filings required under the HSR Act and all other applicable Antitrust Laws. In addition, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Governmental Consents required for the satisfaction of the conditions set forth in Section 5.1(c) as contemplated by Section 4.8(b) above as promptly as possible, including, within ten Business Days of the Agreement Date, to make all other necessary filings, notifications or registrations to obtain all such Governmental Consents and to respond as promptly as practicable to any requests for information from any Governmental Authority. In no event shall Parent be required to (i) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of Parent or its Subsidiaries, (ii) amend, modify or terminate existing relationships, contractual rights or obligations or (iii) amend, modify or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements to avoid, prevent or terminate any action by the U.S. Federal Trade Commission or the U.S. Department of Justice or any other Governmental Authority which would restrain, enjoin or otherwise prevent consummation of the Transactions. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority. Neither Party shall Consent to any voluntary extension of any statutory deadline or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Antitrust Law or other regulatory Law unless the other Party has given its prior written Consent to such extension or delay.

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(d) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Laws. Without limiting the generality of the foregoing, in connection with this Agreement and the Transactions, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws, and (vi) provide each other with copies of all substantive communications from any Governmental Authority relating to any Antitrust Laws. Any disclosures or provision of copies by one Party to the other may be made on an outside counsel basis, if appropriate.

(e) Each of Parent and the Company shall notify and keep the other advised as to (i) any material communication from any Governmental Authority regarding any of the Transactions, and (ii) any litigation or administrative Proceeding pending and known to such Party, or to its Knowledge threatened, which challenges, or would challenge, the Transactions. The Company and Parent shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to the Company’s or Parent’s rights under this Agreement, which would materially hinder or delay the consummation of the Transaction

(f) Notwithstanding anything to the contrary contained in this Agreement, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Antitrust Laws or competition clearances and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Antitrust Laws or competition clearances. All expenses incurred in connection with the foregoing shall be shared equally by Parent and the Company. In furtherance and not in limitation of this Section 4.8(f), subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall consult and cooperate with the other in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or other legal proceeding. In addition, except as may be prohibited by any Governmental Authority or by Law, in connection with any such request, inquiry, investigation, action or other legal proceeding, each of the Company and Parent shall permit authorized Company Representatives and Parent Representatives, respectively, (x) to participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority relating to such request, inquiry, investigation, action or other legal proceeding and (y) to have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such request, inquiry, investigation, action or other legal proceeding. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material

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provided to the other under this Section 4.8(f) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary in this Section 4.8(f), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation, pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of Parent, the Company and their respective Subsidiaries.

(g) During the period from the Agreement Date until the Closing Date, except as required by this Agreement, Parent and its Affiliates shall not, without the prior written consent of the Company, engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into by Parent or any of its Affiliates, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Parent Financing.

(a) Parent shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain the Financing on the terms, and subject only to the conditions described in, the Financing Commitments (including any market flex provisions), including using its reasonable best efforts to (i) promptly negotiate and execute definitive agreements on the terms and subject only to the conditions contained in the Financing Commitments (including any market flex provisions) so that such agreements are in effect on the Closing Date, (ii) promptly satisfy (or obtain a waiver to) or cause the satisfaction (or waiver) of all conditions in the Financing Commitments and the definitive agreements for the Financing, (iii) as promptly as practicable, provide the Lenders with such information as is required under the Financing Commitments to commence the Marketing Period (as such term is defined in the Financing Commitments), (iv) consummate the Financing on the terms and subject only to the conditions (including accepting to the fullest extent any amendments or modifications to the Financing pursuant to any market flex provisions) contained in the Financing Commitments (including, subject to the satisfaction of the conditions set forth in Section 5.1 and Section 5.2 and in the Financing Commitments, by causing the Lenders to provide such Financing) on or prior to the date on which the Closing is required to occur pursuant to Section 1.3, (v) in the event that the conditions set forth in Section 5.1 and Section 5.2 and in the Financing Commitments have been satisfied or, upon funding would be satisfied, enforce its rights under the Financing Commitments (including by initiating and prosecuting Proceedings in good faith against the Lenders) in the event of any breach thereof, (vi) comply with and maintain in effect the Financing Commitments and (vii) in the event that the conditions set forth in Section 5.1, Section 5.2 and in the Financing Commitments have been satisfied or, upon funding would be satisfied, cause the Lenders to fund the full amount of the Financing at or prior to the Closing (or if lesser, the Required Amount).

(b) Parent shall both (1) either (x) obtain the consent of the lenders under the Existing Parent Credit Agreement to the Transaction and the Financing, (y) obtain a waiver by such lenders of any covenants or other provisions under the Existing Parent Credit Agreement that would conflict with, be breached by, or otherwise impede, the Transaction and the Financing or (z) repay all outstanding borrowings and pay other payment

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obligations under the Existing Parent Credit Agreement and (2) either (x) obtain the consent of the holders of the 5.72% Senior Notes due 2017 to the Transaction and the Financing, (y) obtain a waiver by such holders of any covenants or other provisions under the indenture with respect to the 5.72% Senior Notes due 2017 that would conflict with, be breached by, or otherwise impede, the Transaction and the Financing, or (z) redeem Parent’s 5.72% Senior Notes due 2017, in the case of clauses (1) and (2), on or before the Closing (and take all action required therefor, including providing any required notices of prepayment or redemption, as applicable, by such times as are necessary in order to repay such borrowings and obligations, and redeem such notes, on or prior to the Closing).

(c) In the event that, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 4.9(a), any portion of the Financing becomes unavailable on the terms (including any market flex provisions) and subject only to the conditions contemplated in the Financing Commitments (unless such portion is not reasonably required to consummate the Transactions), Parent shall promptly notify the Company thereof and use its reasonable best efforts to obtain alternative financing for the Required Amount as promptly as reasonably practicable following the occurrence of such event; provided that such alternative financing shall not have any of the effects described in clause (d)(i) below. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent with any portion of such alternative financing substantially concurrently with the execution thereof

(d) Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or definitive agreement relating to the Financing (including any amendments or modifications to the Financing pursuant to any market flex provisions); provided, however, that (i) without the prior written consent of the Company, no such amendment, replacement, supplement, modification or waiver shall (A) reduce (or have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Financing), (B) add conditions precedent to the Financing or amend, replace, supplement or modify any existing conditions precedent to the Financing that could reasonably be expected to (1) prevent, impede or delay the funding of the Financing (or satisfaction of the conditions to the Financing), (2) impede or materially delay the availability of the Financing, (C) adversely impact the ability of Parent to enforce or cause the enforcement of its rights under the Financing Commitments or the definitive agreements relating to the Financing, or (D) impose additional obligations on the Company or its Affiliates prior to the Effective Time which are not already in effect; and (ii) it is understood and agreed that Parent may amend the Financing Commitments to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Financing Commitments as of the Agreement Date.

(e) To the extent Parent obtains alternative financing pursuant to Section 4.9(c), or amends, replaces, supplements, modifies or waives any of the Financing pursuant to Section 4.9(d), references to the “Financing” and “Financing Commitments” (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Financing as so amended, replaced, supplemented, modified or waived.

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(f) Parent shall keep the Company reasonably informed on a reasonably timely basis and in reasonable detail of the status of Parent’s efforts to arrange and obtain the Financing. Without limiting the foregoing, Parent shall notify the Company promptly (and in any event within one Business Day) if at any time prior to the Closing Date: (i) the Financing Commitments expire or are terminated for any reason, (ii) Parent obtains Knowledge of any material breach or default by any party to any Financing Commitment, (iii) Parent receives any written communication from any Person providing a Financing Commitment with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to the Financing Commitments with respect to a material provision of the Financing Commitments or (B) a material dispute or disagreement between or among any parties to the Financing Commitments with respect to the obligation to fund the Financings or the amount of the Financings to be funded at Closing, or (iv) any other event or development occurs that Parent expects to have a material and adverse impact on the ability of Parent to obtain all or any material portion of the Financings contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing or Parent, for any reason, otherwise no longer believes in good faith that it will be able to obtain all or any portion of the Financing on the terms described in the Financing Commitments. As soon as reasonably practicable (but in any event within one Business Day after the date the Company delivers to Parent a written request therefor), Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i) through (iv) of the immediately preceding sentence.

(g) The Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries to use reasonable best efforts to provide, such customary cooperation in connection with the Financing as may be reasonably requested by Parent, in each case at Parent’s sole expense, including (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with the Financing Sources and ratings agencies, and reasonably cooperating with the marketing efforts of Parent and its Financing Sources, in each case in connection with the Financing, as may be reasonably requested by Parent or the Financing Sources in connection with the Financing, provided, that such participation will be limited to the Company’s executive officers and will be solely for the purpose of providing information in relation to the Company, (ii) furnishing Parent and its Financing Sources with historical financial and other pertinent information regarding the Company (to the extent reasonably available to the Company) as may be reasonably requested by Parent or the Financing Sources in connection with the Financing, (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing, (iv) taking such steps reasonably requested by Parent as may be necessary to perfect the liens and security interests to be granted as security for the Financing in the assets of the Company and its Subsidiaries; provided, that any such liens or security interests do not attach or otherwise become effective prior to the occurrence of the Closing, (v) executing and delivering, on behalf of the Company’s Subsidiaries, any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents as may reasonably be requested by Parent; provided that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing, (vi) providing customary authorization letters with respect to the information regarding the Company in the

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bank information memoranda and (vii) using reasonable best efforts to obtain surveys and title insurance at the expense of and as reasonably requested by Parent on behalf of the Financing Sources; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the operations of the Company and its Subsidiaries; and provided, further, that Company, its Subsidiaries and its and their respective officers, directors or employees shall not be required, prior to Closing, to (a) authorize, execute, deliver or perform under any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (b) disclose any confidential information to any party who is not subject to customary confidentiality undertakings with respect thereto, (c) deliver any assets to the possession of any other party as collateral, (d) pay any commitment or other fees in connection with the Financing, (e) execute or deliver any closing or officer’s certificate, solvency certificate or similar certificate, (f) publicly disclose any projections or other forward-looking information, or (g) require any corporate authorization or approval, or adoption of any resolutions, by the Board of Directors of the Company or any of its Subsidiaries. The Company hereby consents to the use of the Company’s logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries. Parent shall be responsible for all fees and expenses related to the Financing and shall promptly reimburse upon request of the Company, all out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company as contemplated by this Section 4.9. Parent shall, and hereby agrees to, indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Financing, except to the extent resulting from the gross negligence or willful misconduct of the Company or its Affiliates. All non-public or other confidential information provided by the Company or its representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(h) Notwithstanding anything to the contrary contained herein, Parent acknowledges and agrees that its obligations to consummate the Merger or any of the other Transactions is not contingent upon Parent obtaining the Financing or any other third party financing, and Parent’s failure to consummate the Financing or alternative financing upon the satisfaction or waiver of the conditions in Section 5.1 and Section 5.2 shall constitute an Intentional Breach by Parent of this Agreement.

Section 4.10 Certain Notices. During the Pre-Closing Period, each of Parent and the Company shall promptly notify the other Party of the occurrence of any event that would be likely to cause any condition to the obligations of Parent or the Company, respectively, to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

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Section 4.11 Public Announcements. Each of the Company, Parent and Merger Subs agrees that no public release or announcement concerning the Transactions (including any communication required to be filed with the SEC) shall be issued by any Party or its Affiliates without the prior written Consent of the Company and Parent (which Consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any Governmental Authority to which the relevant Party is subject, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and Merger Subs agree that the initial press release announcing the execution and delivery of this Agreement shall be a joint press release of, and shall not be issued prior to the approval of each of, the Company, on the one hand, and Parent, on the other hand. Notwithstanding the foregoing provisions of this Section 4.11, (i) Parent, the Parent Representatives, the Company and the Company Representatives and Parent’s and the Company’s respective Subsidiaries may make public releases or announcements concerning the Transactions that are not materially inconsistent with previous press releases or announcements made by Parent and/or the Company in compliance with this Section 4.11, (ii) Parent, the Parent Representatives, the Company and the Company Representatives and Parent’s and the Company’s respective Subsidiaries may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by the Company and Parent and do not reveal material, non-public information regarding the other Party or Parties, the Merger or the other Transactions and (iii) the restrictions set forth in this Section 4.11 shall not apply to any release or announcement made or proposed to be made in connection with, or in response to, a Change of Company Board Recommendation that is effected in compliance with Section 4.6 or a Change of Parent Board Recommendation that is effected in compliance with Section 4.7.

Section 4.12 Employee Benefit Matters.

(a) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries in which any director, officer or employee of the Company or any of its Subsidiaries (the “Company Employees”) will participate effective as of or after the Effective Time (collectively, “New Plans”), subject to applicable Law and applicable Tax qualification requirements, Parent shall, or shall cause the Final Surviving Company to, recognize all service of the Company Employees with the Company or any of its Subsidiaries that is reflected in the books and records of the Company, as the case may be, for vesting, eligibility and level of benefits purposes (but not for accrual purposes, except for vacation and severance) in any New Plan in which such Company Employees will be eligible to participate after the Effective Time, in each case except to the extent that recognizing such service would result in a duplication of benefits. To the extent any Company Employee participates in a New Plan that is a group health of Parent or any of its Subsidiaries following the Closing Date (a “Parent Welfare Plan”), Parent and any of its Subsidiaries will, to the extent permitted by applicable Law and any insurer or service provider under the applicable Parent Welfare Plan, cause all (i) pre-existing condition limitations which otherwise would be applicable to such Company Employee and his or her covered dependents to be waived to the extent satisfied under a Company Benefit Plan comparable to such Parent

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Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan, (ii) participation waiting periods under each Parent Welfare Plan that would otherwise be applicable to such Company Employee to be waived to the same extent waived or satisfied under the Company Benefit Plan comparable to such Parent Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Company Employee’s commencement of participation in such Parent Welfare Plan and (iii) co-payments and deductibles paid by Company Employees in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible or out of pocket requirement under any such Parent Welfare Plan. In addition, to the extent that any Company Employee has begun a course of treatment with a physician or other service provider who is considered “in network” under a Company Benefit Plan and such course of treatment is not completed prior to the Closing, Parent will use reasonable efforts to arrange for transition care, whereby such Company Employee may complete the applicable course of treatment with the pre-Closing physician or other service provider at “in network” rates.

(b) For any Company Employee that remains an employee of the Company, the First Step Surviving Corporation or the Final Surviving Company, or any of their respective Subsidiaries or Affiliates (each a “Continuing Employee”), Parent shall (x) for a period of 12 months following the Effective Time, provide for cash compensation and bonus opportunity at least equal to the aggregate economic value of the total cash compensation and bonus opportunity (excluding equity compensation) that such Continuing Employee received immediately prior to the Effective Time, (y) until December 31, 2016, provide employee benefits (excluding equity compensation) no less favorable in the aggregate economic value of the benefits under the Company Benefit Plans as provided to such Continuing Employees immediately prior to the Effective Time (which obligation, for clarification, only extends so long as such individual remains an employee of the Company), and (z) and upon a termination without cause of a Continuing Employee, provide severance benefits consistent with Parent’s policies for similarly situated employees, giving effect to service with the Company or any of its Subsidiaries prior to the Effective Time, provided, however, the payment for any Continuing Employee terminated within twelve (12) months following the Effective Time shall not be less than the Transaction Severance Benefits the Continuing Employee would have received had he or she been a Non-Continuing Employee pursuant to Section 4.12(b), and provided further, that if the Continuing Employee is entitled to severance and/or termination payments or benefits pursuant to any written agreement between such Company Employee and the Company or any of its Subsidiaries, or is entitled to receive severance and/or termination payments or benefits pursuant to the Company Change in Control Plan or the terms of any agreement or plan, the terms of such agreement or plan shall govern in lieu of this paragraph if resulting in the provision of greater benefits than this Section 4.12(b). For purposes of Section 409A of the Code, all such benefits will be paid consistent with the terms of the arrangements that provide the greatest economic value to the Continuing Employee.

(c) For any Company Employee that is not a Continuing Employee (each a “Non-Continuing Employee”), Parent shall provide such Non-Continuing Employee with the severance payments and termination payments or benefits under the applicable formula set forth, or otherwise described, in Section 4.12(c) of the Company Disclosure Schedule or any higher amount of severance and/or termination payments or benefits as may be required by

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applicable Law, any agreement between such Company Employee and the Company or any of its Subsidiaries, or any agreement governing the relationship between such Company Employee and the Company or any of its Subsidiaries (such payments and benefits, the “Transaction Severance Benefits”). Except as otherwise required by applicable Law or the terms of such Transaction Severance Benefits, Parent will pay or deliver the Transaction Severance Benefits to any such Non Continuing Employee as soon as reasonably practicable following the termination of such Non Continuing Employee’s employment.

(d) The Company and Parent or any Parent Subsidiary shall each use its commercially reasonable efforts to take any action reasonably appropriate to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code (including as a result of the Transactions under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans) on any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1).

(e) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the First Step Surviving Corporation and Final Surviving Company to effect such actions relating to the 401(k) plan of the Company (the “401(k) Plan”) as Parent may deem necessary or appropriate, including amending and/or terminating the 401(k) Plan or any such other plan prior to the Effective Time, subject to the terms of the 401(k) Plan or any such other plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor 401(k) plan or other replacement plan. Notwithstanding the foregoing, and subject to applicable Law and collective bargaining arrangements, the Company agrees to use commercially reasonable efforts to terminate, prior to Closing, any Company Benefit Plan as Parent may direct at least ten (10) Business Days prior to the Effective Time.

(f) This Section 4.12 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.12, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.12. Nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 4.12 or (iii) require Parent or any of its Affiliates to (A) maintain any particular Company Benefit Plan or (B) retain the employment of any particular employee

(g) Parent shall (i) file with the SEC, no later than one Business Day after the date on which the Merger becomes effective, a registration statement on Form S-8, Form S-3, or another appropriate or successor form (or any other appropriate or successor form), relating to the shares of Parent Common Stock issuable with respect to the Company Options, Company RSUs, and Company Performance RSUs assumed by Parent in accordance with Section 1.5(a)(iv) and Section 1.5(a)(v) (ii) use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options, Company RSUs, and Company Performance RSUs remain outstanding; and (iii) deliver to each

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holder of an assumed Company Option, Company RSU or Company Performance RSUs an appropriate notice setting forth such holder’s rights pursuant to such option or RSU

(h) Following the date hereof, each of Parent and the Company (and their respective Affiliates) will use reasonable best efforts in all matters necessary to effect the transactions contemplated by this Section 4.12 and the requirements of any applicable Law and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place, and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees (other than individual bonus opportunities based on target bonus as a percentage of base salary), relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that are necessary to support or perform any compensation consultant process or that is otherwise reasonably requested in connection with any compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of the Company and its Subsidiaries), making any and all required filings and notices, making any and all required communications with Company Employees and obtaining any Governmental Authorizations required hereunder. Such cooperation will include the provision of any information and consultation required by applicable Law, the terms of any Contract, or as reasonably requested by the other Party. Each of Parent and the Company will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.

Section 4.13 Indemnification of Directors and Officers.

(a) For a period of six years from and after the Effective Time, the Final Surviving Company shall (and Parent shall cause the Final Surviving Company to) indemnify and hold harmless all past and present directors, officers and employees of the Company and its Subsidiaries (collectively, the “Indemnified Persons”) to the same extent such Persons are indemnified as of the Agreement Date by the Company pursuant to applicable Law, the Company Certificate, the Company Bylaws, and indemnification agreements in existence on the Agreement Date and the comparable documents of its Subsidiaries (collectively, the “D&O Indemnification Agreements”), arising out of acts or omissions in their capacity as directors, officers or employees of the Company and its Subsidiaries occurring at or prior to the Effective Time. The Final Surviving Company shall (and Parent shall cause the Final Surviving Company to) advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 4.13(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws, the D&O Indemnification Agreements and the comparable documents of its Subsidiaries, in existence on the Agreement Date; provided, however, that the director, officer or employee of the Company and its Subsidiaries to whom expenses are advanced undertakes, to

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the extent required by the DGCL, to repay such advanced expenses to the Final Surviving Company if it is ultimately determined that such director, officer or employee is not entitled to indemnification under applicable Law, the Company Certificate, the Company Bylaws, the D&O Indemnification Agreements and comparable documents of its Subsidiaries.

(b) For a period of six years from and after the Effective Time, to the extent permitted by applicable Law the certificate of formation and limited liability company agreement of the Final Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Certificate and the Company Bylaws. To the extent permitted by applicable Law, the D&O Indemnification Agreements shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) Prior to the Effective Time, the Company shall bind and purchase directors and officers runoff insurance coverage (the “D&O Runoff Insurance”), which by its terms shall survive the Merger for not less than six years for the benefit of the Company, its Subsidiaries, the Company’s and any Company Subsidiary’s past and present directors and/or officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the Agreement Date. The D&O Runoff Insurance shall provide coverage for the Company, its Subsidiaries and such persons in their capacity as directors, officers and/or employees of the Company or any of its Subsidiaries prior to the Effective Time that is not less favorable in the aggregate than the Company’s existing directors and officers policy (true and complete copies which have been made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Final Surviving Company shall maintain the D&O Runoff Insurance in full force and effect and continue to honor the obligations thereunder for a period of six years after the Effective Time or, if such policies are terminated or cancelled, obtain (subject to the limitations set forth in the next sentence) alternative D&O Runoff Insurance on substantially similar terms as set forth in this Section 4.13(c). Neither the Company nor the Final Surviving Company shall be required to pay an annual premium for the D&O Runoff Insurance in excess of 300% (the “Maximum Amount”) of the last annual premium paid prior to the Agreement Date (it being understood and agreed that in the event the cost of such D&O Runoff Insurance exceeds the Maximum Amount, in the aggregate, the Company shall remain obligated to provide, and the Final Surviving Company shall be obligated to maintain, the broadest D&O Runoff Insurance coverage as may be obtained for the Maximum Amount). The Company and Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such D&O Runoff Insurance. Parent shall upon written request furnish a copy of such insurance policy to each beneficiary of such policy.

(d) In the event the Final Surviving Company or its Subsidiaries or their respective successors or assigns (i) consolidate with or merge into any other Person and are not the continuing or surviving company or Entity of such consolidation or merger or (ii) transfer all or substantially all of their properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or Entity or transferee of such assets, as

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the case may be, shall assume the obligations set forth in this Section 4.13, without relieving Parent of its obligations under this Section 4.13.

(e) The obligations under this Section 4.13 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 4.13 applies without the Consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.13 applies shall be third party beneficiaries of this Section 4.13).

Section 4.14 Certain Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the First Merger and Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the First Merger and Second Merger, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the First Merger and Second Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Prior to the effectiveness of the Form S-4 Registration Statement, Parent and the Company shall execute and deliver to Fenwick & West LLP tax representation letters in the forms of Exhibit E-2 and Exhibit E-3, respectively. To the extent requested by Parent or the Company, each of Parent, Merger Subs and the Company shall confirm to Fenwick & West LLP the accuracy and completeness as of the Effective Time of the tax representation letters made available pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 4.14(b), the Company shall use its reasonable best efforts to cause Fenwick & West LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinion, such counsel shall be entitled to rely on the tax representation letters referred to in this Section 4.14(b).

Section 4.15 State Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Subs, the Merger, including by reason of the acquisition of shares of Company Common Stock pursuant thereto, the Company Stockholder Voting Agreements or any other transaction contemplated to be consummated by the Parties pursuant to this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

Section 4.16 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock (including the disposition of shares of Company Restricted Stock), Company Options and Company Common Stock acquired upon the vesting of any Company RSUs or Company

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Performance RSUs, pursuant to this Agreement, and the Merger shall be an exempt transaction for purposes of Section 16.

Section 4.17 Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ at or prior to the Effective Time.

Section 4.18 Board of Directors. Parent will take all action necessary (including, if necessary, to increase the size of the Parent Board), and shall cause one member of the Company Board who shall be designated by the Company and who shall satisfy the criteria for Parent Board membership established by the Governance and Nominating Committee of the Parent Board as of the Agreement Date, to be appointed to the Parent Board as of the Effective Time, subject to the election by Parent’s stockholders at the next annual meeting of Parent.

Section 4.19 Merger Sub. Parent shall take all actions necessary to (a) cause Merger Subs to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Subs shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

Article 5 Conditions to Consummation of the Merger

Section 5.1 Conditions Precedent to Obligations of Each Party Under This Agreement. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(c) Antitrust Consent. Any waiting period under the HSR Act applicable to the Transactions shall have expired or been earlier terminated.

(d) No Injunctions or Restraints. The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Authority of competent jurisdiction and there shall not be in effect any Law promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction which prevents the consummation of the Merger.

(e) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no Proceeding seeking such a stop order

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shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

(f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ.

Section 5.2 Conditions to Obligations of Parent and Merger Subs. The obligations of each of Parent and Merger Subs to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Accuracy of the Representations and Warranties of the Company. The representations and warranties of the Company contained in:

(i) Section 2.2(a) and Section 2.2(b) (Capitalization) shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in Section 2.2(a) and Section 2.2(b) that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), provided, however, that if any inaccuracies in Section 2.2(a) and Section 2.2(b), individually or in the aggregate, result in the aggregate amount required to be paid by Parent as additional consideration in the Merger to increase by more than 1%, such representations and warranties in Section 2.2(a) and Section 2.2(b) shall be deemed to fail to be true and correct in all material respects;

(ii) Section 2.1 (Corporate Existence), Section 2.2(c) through Section 2.2(h) (Capitalization), Section 2.3 (Corporate Authority), Section 2.20 (Finders; Brokers) and Section 2.21 (Opinion of Company Financial Advisor) (collectively, the “Fundamental Representations”) to the extent qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time), and all of the Fundamental Representations to the extent not qualified by materiality or “Company Material Adverse Effect” shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in the Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time); and

(iii) Article 2 of this Agreement (other than in Section 2.2(a) and Section 2.2(b) (Capitalization) and the Fundamental Representations) (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein (except for the representation in Section 2.9(a) (Absence of Certain Changes or Events) of the Agreement)), shall be true and correct as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for such representations and warranties in this

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Agreement that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), in each case, except for such failures to be true and correct, individually and in the aggregate, as have not had a Company Material Adverse Effect that is continuing.

(b) Covenants of the Company. The Company shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Company Material Adverse Effect. Since the Agreement Date, a Company Material Adverse Effect shall not have occurred and be continuing.

(d) Closing Certificate. Parent shall have received a certificate of the Company, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 5.1(a), Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied in accordance with the terms thereof.

Section 5.3 Conditions to Obligations of Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Accuracy of the Representations and Warranties of Parent and Merger Subs. The representations and warranties of Parent and Merger Sub contained in:

(i) Section 3.2(a) and Section 3.2(b) (Capitalization) shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in Section 3.2(a) and Section 3.2(b) that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), provided, however, that if any inaccuracies in Section 3.2(a) and Section 3.2(b), individually or in the aggregate, result in the aggregate percentage of Parent to be acquired by the Company Stockholders and other equityholders (including as a result of the assumption of additional Company Options, Company Restricted Stock, Company RSUs, Company Performance RSUs, or other securities convertible into Company Common Stock in connection with the Merger) to decrease by more than 1%, such representations and warranties in Section 3.2(a) and Section 3.2(b) shall be deemed to fail to be true and correct in all material respects.

(ii) Section 3.1 (Corporate Existence), Section 3.2(c) through Section 3.2(g) (Capitalization) Section 3.3 (Corporate Authority), Section 3.21 (Finders; Brokers) and Section 3.22 (Opinion of Parent Financial Advisor) (collectively, the “Parent Fundamental Representations”) to the extent qualified by materiality or “Parent Material Adverse Effect” shall be true and correct in all respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in the Parent Fundamental Representations that relate to a specific date or time

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(which need only be true and correct as of such date or time), and all of the Parent Fundamental Representations to the extent not qualified by materiality or “Parent Material Adverse Effect” shall be true and correct in all material respects as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for representations and warranties in the Parent Fundamental Representations that relate to a specific date or time (which need only be true and correct as of such date or time); and

(iii) Article 3 of this Agreement (other than Section 3.2(a) and (b) (Capitalization) and the Parent Fundamental Representations) (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein (except for the representation in Section 3.9(a) (Absence of Certain Changes or Events) of the Agreement)), shall be true and correct as of the Agreement Date and as of immediately prior to the Effective Time with the same force and effect as if made on and as of the Agreement Date and as of immediately prior to the Effective Time except for such representations and warranties in this Agreement that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), in each case, except for such failures to be true and correct, individually and in the aggregate, as have not had a Parent Material Adverse Effect that is continuing.

(b) Covenants of the Company. Parent and Merger Subs shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Parent Material Adverse Effect. Since the Agreement Date, a Parent Material Adverse Effect shall not have occurred and be continuing.

(d) Closing Certificate. The Company shall have received a certificate of Parent, executed by the Chief Executive Officer or the Chief Financial Officer of Parent dated as of the Closing Date, to the effect that the conditions set forth in Section 5.1(b), Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been satisfied in accordance with the terms thereof.

(e) Company Tax Opinion. The Company shall have received from Fenwick & West LLP, Tax counsel to the Company, substantially in the form attached hereto as Exhibit E-1, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date on which the Form S-4 Registration Statement is filed and as of the Closing Date, to the effect that the First Merger and the Second Merger will together qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fenwick & West LLP shall be entitled to rely upon representations of officers of Parent and Merger Subs made substantially in the form attached hereto as Exhibit E-2 and the Company made substantially in the form attached hereto as Exhibit E-3.

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Article 6

Termination, Amendment and Waiver

Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned by action taken or authorized by the Board of Directors of the terminating Party or Parties:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and Parent Stockholder Approval;

(b) By Parent or the Company, if the Effective Time shall not have occurred on or before the Outside Date; provided, however that the right to terminate this Agreement pursuant to this Section 6.1 shall not be available to any Party whose breach of this Agreement has been the primary cause of the failure of the Effective Time to have occurred on or before the Outside Date;

(c) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting, whether before or after receipt of the Company Stockholder Approval and Parent Stockholder Approval, the Merger, and such Order shall have become final and nonappealable;

(d) By either the Company or Parent, if (i) the Company Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Company Stockholders have duly voted, and the Company Stockholder Approval was not obtained or (ii) the Parent Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Parent Stockholders have duly voted, and the Parent Stockholder Approval was not obtained;

(e) By Parent, at any time prior to the Effective Time, if the Company Board shall have effectuated a Change of Company Board Recommendation;

(f) By the Company, at any time prior to the Effective Time, if the Parent Board shall have effectuated a Change of Parent Board Recommendation;

(g) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to accept a Superior Proposal in compliance with Section 4.6; provided, however, that such termination shall not be effective unless the Company shall simultaneously with such termination enter into the Alternative Company Acquisition Agreement and pay the Termination Fee to Parent substantially concurrently with such termination;

(h) By Parent, at any time prior to the receipt of the Parent Stockholder Approval, if the Parent Board determines to accept a Parent Superior Proposal in compliance with Section 4.7; provided, however, that such termination shall not be effective unless Parent shall simultaneously with such termination enter into the Alternative Parent

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Acquisition Agreement and pay the Parent Termination Fee to the Company substantially concurrently with such termination;

(i) By Parent, at any time prior to the Effective Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger set forth in Section 5.2(a) or Section 5.2(b) would not then be satisfied, (ii) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach of covenant, and (iii) either such Uncured Inaccuracy or breach of covenant is not capable of cure or at least 20 Business Days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach of covenant shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 6.1(i) if any of the circumstances referred to in clauses (i) or (iii) of this Section 6.1(i) was caused by the breach of this Agreement by Parent or Merger Subs; or

(j) By the Company, at any time prior to the Effective Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or Merger Subs contained in this Agreement or breach of any covenant of Parent or Merger Subs contained in this Agreement, in any case, such that any condition to the Merger set forth in Section 5.3(a) or Section 5.3(b) would not then be satisfied, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach of covenant, and (iii) either such Uncured Inaccuracy or breach of covenant is not capable of cure or at least 20 Business Days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach of covenant shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(j) if any of the circumstances referred to in clauses (i) or (iii) of this Section 6.1(j) was caused by the breach of this Agreement by the Company.

Section 6.2 Effect of Termination; Termination Fees.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent, Merger Subs or the Company or their respective Subsidiaries, officers, directors, employees, agents or representatives except (i) with respect to Section 4.3(b) (Confidentiality), Section 4.11 (Public Announcements), this Section 6.2 and Article 7 and (ii) with respect to any Liabilities incurred or suffered by a Party as a result of an Intentional Breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, or from any obligation to pay the Termination Fee, Parent Termination Fee, Regulatory Termination Fee or Financing Termination Fee pursuant to this Section 6.2.

(b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 6.1(e), (ii) by the Company pursuant to Section 6.1(g) or (iii) pursuant to Section 6.1(d)(i) at a time when Parent has a right to terminate pursuant to Section 6.1(e), then the Company shall pay to Parent concurrently with such termination in the case of a termination by the Company, or within two Business Days thereafter in the case of a termination by Parent, the Termination Fee.

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(c) In the event that this Agreement is terminated (i) by the Company pursuant to Section 6.1(f), (ii) by Parent pursuant to Section 6.1(h), or (iii) pursuant to Section 6.1(d)(ii) at a time when the Company has a right to terminate pursuant to Section 6.1(f), then Parent shall pay to the Company concurrently with such termination in the case of a termination by Parent, or within two Business Days thereafter in the case of a termination by the Company, the Parent Termination Fee.

(d) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(d)(i), and (ii) prior to the date of such termination of this Agreement, a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the Company Stockholders generally or any Person shall have publicly announced (and not publicly withdrawn prior to such termination) an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company, and (iii) within 12 months after such termination, the Company either (1) consummates any transaction contemplated by the definition of Acquisition Proposal or (2) enters into a definitive agreement with respect to any transaction contemplated by the definition of Acquisition Proposal and subsequently consummates such transaction, even if such transaction is consummated after such 12-month period (provided that for all purposes of this Section 6.2(d), the term Acquisition Proposal shall have the meaning assigned to such term in Exhibit A, except that the references to “15%” shall be deemed to be references to 50%), then the Company shall pay to Parent the Termination Fee on the date no later than two Business Days after the consummation of such Acquisition Proposal.

(e) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(d)(ii), and (ii) prior to the date of such termination of this Agreement, a bona fide Parent Acquisition Proposal shall have been made to Parent or any of its Subsidiaries or shall have been made directly to the Parent Stockholders generally or any Person shall have publicly announced (and not publicly withdrawn prior to such termination) an intention (whether or not conditional) to make a bona fide Parent Acquisition Proposal with respect to Parent, and (iii) within 12 months after such termination, Parent either (1) consummates any transaction contemplated by the definition of Parent Acquisition Proposal or (2) enters into a definitive agreement with respect to any transaction contemplated by the definition of Parent Acquisition Proposal and subsequently consummates such transaction, even if after such 12-month period, then Parent shall pay to the Company the Parent Termination Fee on the date no later than two Business Days after the consummation of such Parent Acquisition Proposal.

(f) In the event that this Agreement is terminated by Parent or the Company pursuant to either Section 6.1(b) or Section 6.1(c) and at such time either of the conditions set forth in Section 5.1(c) or Section 5.1(d) (but only with respect to any Order or restraint relating to Antitrust Laws) of this Agreement have not been satisfied, then Parent shall pay to the Company the Regulatory Termination Fee on the date no later than two Business Days following such termination.

(g) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to either Section 6.1(b) and at such time all of the conditions set forth in Article 5 have been satisfied or waived (other than those conditions that by their terms are to be

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satisfied by actions taken at the Closing or are within the control of Parent (including Section 5.1(f)) and Parent does not then have readily available the Required Amount, or Parent and Merger Subs otherwise fail to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.3, or (ii) this Agreement is otherwise terminated by Parent or the Company at a time at which the Company could terminate this Agreement under circumstances described in clause (iii) of this Section 6.2(g), or (iii) this Agreement is terminated by the Company pursuant to Section 6.1(j) as a result of a breach by Parent of Section 3.15 or Section 4.9, then Parent shall pay to the Company the Financing Termination Fee on the date no later than two Business Days following such termination.

(h) All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(i) Each of the Company, Parent and Merger Subs acknowledges that (i) the agreements contained in this Section 6.2 are an integral part of the Transactions, (ii) without these agreements, Parent, Merger Subs and the Company would not enter into this Agreement, and (iii) none of the Parent Termination Fee, Regulatory Termination Fee, Financing Termination Fee or Termination Fee is a penalty, but rather constitute damages in a reasonable amount that will, subject to Section 6.2(j), compensate Parent or the Company, as applicable, in the circumstances in which such Parent Termination Fee, Regulatory Termination Fee, Financing Termination Fee or Termination Fee is payable. Accordingly, if a Party fails to pay in a timely manner the Parent Termination Fee, Regulatory Termination Fee, Financing Termination Fee or the Termination Fee, as applicable, and, in order to obtain such payment, the Party to receive such fee makes a claim that results in a judgment for the amount set forth in this Section 6.2, the Party paying such fee shall also pay to the Party receiving such fee its reasonable costs and expenses (including reasonable fees and costs of counsel) in connection with such suit, together with interest on the amount set forth in this Section 6.2 at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder

(j) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated as described in Section 6.2(g) and the Financing Termination Fee is paid to the Company (or its designee) in accordance with the provisions of this Agreement, the Company shall have the right, exercisable by written notice to Parent within two Business Day after receipt of payment of such Financing Termination Fee, to refund such Financing Termination Fee to Parent, and in the event that Parent receives a full refund of the Financing Termination Fee within two Business Day after the delivery of such notice, the Company shall be entitled to all remedies available to it pursuant to Section 6.2(a) and Section 7.7. If, after receiving a Financing Termination Fee, the Company fails to exercise its right to refund the Financing Termination Fee in accordance with the time periods provided for in this Section 6.2(j), the Company shall be deemed to have irrevocably waived such right and Parent and its agents and representatives shall have no further liability to the Company relating to or under this Agreement, or with respect to the negotiation, execution, performance or any actual or purported breach hereof or the Transactions, or in respect of any other document or theory of law or equity, or in respect of any representations, warranties, covenants and agreements made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, except as set forth in Section 6.2(a)(i). In no event shall any Party be required to pay the Parent Termination Fee, the Regulatory Termination Fee, Financing Termination Fee or the Termination Fee on more than one occasion.

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Section 6.3 Amendment. This Agreement may be amended by the Company, Parent and Merger Subs by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the receipt of the Company Stockholder Approval or Parent Stockholder Approval, there shall be no amendment that by Law or in accordance with the rules of NASDAQ requires further approval by the Company Stockholders or Parent Stockholders, as applicable, without the further approval of the Company Stockholders or Parent Stockholders, as applicable. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

Section 6.4 Waiver. At any time prior to the Effective Time, Parent and Merger Subs, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, there shall be made no waiver that by Law or in accordance with the rules of NASDAQ requires further approval by the Company Stockholders or Parent Stockholders, as applicable, without the further approval of the Company Stockholders or Parent Stockholders, as applicable. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 6.5 General. Notwithstanding anything to the contrary contained in Section 6.3 or Section 6.4, in no event shall Section 4.9(g), this Section 6.5, Section 7.6, Section 7.8, Section 7.9 or Section 7.13 (or any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 4.9(g), Section 7.6, Section 7.8, Section 7.9 or Section 7.13 be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Article 7

MISCELLANEOUS PROVISIONS

Section 7.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 7.2 Fees and Expenses. All expenses incurred by the Parties hereto shall be borne solely and entirely by the Party which has incurred the same, except that (i) the filing fee under the HSR Act and all other applicable Antitrust Laws, (ii) the expenses contemplated by Section 4.8(f) and (iii) expenses incurred in connection with the filing fee for the Form S-4 Registration Statement and printing and mailing the Joint Proxy Statement/Prospectus and the

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Form S-4 Registration Statement shall be shared equally by Parent and the Company. Any expenses contemplated by Section 4.9(g) shall be borne solely by Parent.

Section 7.3 Notices. All notices, requests, demands and other communications under this Agreement shall, except to the extent expressly provided to be oral under this Agreement, be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by facsimile transmission or e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail of a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

If to Parent or Merger Subs, addressed to it at:

Snyder’s-Lance, Inc.

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Attention:               , President and Chief Executive Officer

Facsimile:
Email:

with a copy to:

Snyder’s-Lance, Inc.

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Attention:               , Chief General Counsel
Facsimile:
Email:

with a copy to (for information purposes only):

Troutman Sanders LLP

One Wells Fargo Center
301 S. College Street, Suite 3400

Charlotte, North Carolina 28202
Attention:
Facsimile:
Email:

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If to the Company, addressed to it at:

Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, California 94111
Attention:               , President and Chief Executive Officer
Facsimile:
Email:

with a copy to:

Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, California 94111
Attention:               , Executive Vice President and General Counsel
Facsimile:
Email:

with a copy to (for information purposes only):

Fenwick & West LLP

555 California Street, 12th Floor
San Francisco, California 94104
Attention:
Facsimile:
Email:

Section 7.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 7.5 Entire Agreement. This Agreement (together with the Company Disclosure Schedule and the Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement and, except as otherwise

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expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 7.6 Assignment; Third Party Beneficiaries.

(a) This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided that Parent, Merger Sub and Merger Sub II may assign all or a portion of their respective rights hereunder to any Financing Source, including, without limitation, any agent or other representative thereof, as collateral security for obligations thereto in respect of the Financing, including any refinancings, extensions, refundings or renewals thereof without the consent of the Company, but any such assignment shall not relieve Parent, Merger Sub and Merger Sub II of their respective obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective permitted successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 4.13 (Indemnification of Directors and Officers), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) Notwithstanding the foregoing clause (a), the Financing Sources shall be third party beneficiaries of the provisions set forth in Section 6.5, this Section 7.6, Section 7.8, Section 7.9 and Section 7.13 (and such provisions shall be enforceable against all parties to this Agreement by each Financing Source and their respective successors and assigns).

Section 7.7 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that prior to any valid termination of this Agreement in accordance with Section 6.1, (a) each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity and (b) the Parties shall waive, in any Proceeding for specific performance, the defense of adequacy of a remedy at Law. Each Party further agrees that no other Party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.7, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. A party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

Section 7.8 Governing Law. This Agreement and all claims arising out of this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts of law principles that would result in the application of any Law other than the Law of

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the State of Delaware; provided that, notwithstanding the foregoing, all disputes or controversies involving the Financing Sources (other than any determinations as to (i) whether any representations and warranties made by or on behalf of the Company in this Agreement have been breached, (ii) whether the Parent, Merger Sub, Merger Sub II or any of their respective Subsidiaries can terminate their (or its) obligations under this Agreement or (iii) whether a Company Material Adverse Effect has occurred, in each case which shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware), shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. For the avoidance of doubt, any disputes or controversies relating to Section 4.9(b) or Section 6.2(g) shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware.

Section 7.9 Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent required or permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 7.3 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other Proceeding, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a Party in any Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 7.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS, THE FINANCING OR THE ACTIONS OF ANY PARTY HERETO AND THERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

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Section 7.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”) in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 7.12 Rules of Construction.

(a) The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit and each Schedule attached hereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(b) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or an Exhibit to this Agreement or Schedule to the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, unless otherwise indicated. The words “hereof, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits and schedules to this Agreement) and not to any particular provision of this Agreement. The words “include”, “including”, or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrases “delivered,” “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the Party to whom such information or material is to be provided, have been deposited by the Company or Parent in the electronic datarooms maintained for the Transactions by the Company or Parent, as applicable, or publicly filed by the Company with the SEC. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and (ii) words using the singular or plural number also include the plural or singular number, respectively.

Section 7.13 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Affiliates and its and their respective shareholders, partners, members, directors, officers, employees, agents and representatives) hereby waives any rights or claims against each Financing Source in connection with this Agreement, the Financing, and the Financing Commitments, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself, its Affiliates and its and their respective shareholders, partners, members, directors, officers, employees, agents and

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representatives) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Financing Source in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Financing or the Financing Commitments). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company (or any of its Affiliates or any of its or their respective shareholders, partners, members, directors, officers, employees, agents and representatives) in connection with this Agreement or any transaction contemplated hereby or thereby (including any action or proceeding relating to the Financing or the Financing Commitments). Nothing in this Section 7.13 shall in any way (i) affect the circumstances in which the Parent or any Merger Sub may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Financing) or (ii) limit or qualify the obligations and liabilities of the parties to the Financing Commitments to each other thereunder or in connection therewith.

[Remainder of page intentionally left blank]

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Snyder’s-Lance, Inc.

By:	/s/ Carl E. Lee
Name:	Carl E. Lee
Title:	President and Chief Executive Officer

Shark Acquisition Sub I, Inc.

By:	/s/ Carl E. Lee
Name:	Carl E. Lee
Title:	President and Chief Executive Officer

Shark Acquisition Sub II, LLC

By:	/s/ Carl E. Lee
Name:	Carl E. Lee
Title:	President and Chief Executive Officer

Diamond Foods, Inc.

By:	/s/ Brian J. Driscoll
Name:	Brian J. Driscoll
Title:	President and Chief Executive Officer

Exhibit A

Certain Definitions

2014 Company Performance RSUs. “2014 Company Performance RSUs” shall mean the Company Performance RSUs granted by the Company in or around October 2014.

2015 Company Performance RSUs. “2015 Company Performance RSUs” shall mean the Company Performance RSUs granted by the Company in or around October 2015.

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that (a) contains provisions that are at least as restrictive in all material respects as those contained in the Confidentiality Agreement, provided, that such confidentiality agreement need not contain any standstill provision, (b) does not prohibit the Company or Parent, as applicable, from complying with the provisions of Section 4.6 and (c) does not include any provision calling for an exclusive right to negotiate with the Company or Parent, as applicable, prior to the termination of this Agreement.

Acquisition Inquiry. “Acquisition Inquiry” shall mean any inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Parent, Merger Subs, Parent’s Affiliates or the Parent Representatives) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any proposal or offer (whether in writing or otherwise) from any Person, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition of assets of the Company or any of its Subsidiaries (including securities of the Subsidiaries of the Company) equal to more than 15% of the Company’s consolidated assets or to which more than 15% of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether by merger, consolidation or otherwise) of more than 15% of any class of equity securities of the Company or any of its Subsidiaries or (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 15% of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, other than the Transactions.

Affiliate. “Affiliate” shall means (a) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual, (ii) the individual’s spouse and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity.

After Consultation. “After Consultation” by a Person means after consultation with such Person’s outside legal counsel and, other than with respect to determinations with respect to the fiduciary duties of such Person’s board of directors, such Person’s financial advisor of nationally recognized reputation.

A-1

Agreement. “Agreement” shall mean this Agreement and Plan of Merger and Reorganization, as it may be amended from time to time.

Antitrust Law. “Antitrust Law” shall mean, individually and collectively, the HSR Act, the United States Sherman Act, as amended, the United States Clayton Act, as amended, the United States Federal Trade Commission Act, as amended, and any other applicable United States federal or state, or foreign, statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Anti-Corruption Law. “Anti-Corruption Law” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and all other applicable anti-bribery or anti-corruption Law.

Business Day. “Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to be closed.

Business Entity. “Business Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Cash Consideration Percentage. “Cash Consideration Percentage” shall mean the quotient obtained by dividing (a) the Per Share Cash Consideration by (b) the Cash Value of the Merger Consideration.

Cash Value of the Merger Consideration. “Cash Value of the Merger Consideration” shall mean the sum of (a) the Per Share Cash Consideration and (b) the product of (i) the Per Share Stock Consideration multiplied by (ii) Parent Stock Consideration Value.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Benefit Plan. “Company Benefit Plan” shall mean each “employee benefit plan” as defined in ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, consultant or independent contractor (or to any spouse, dependent or beneficiary thereof) of the Company, a Company Subsidiary or any ERISA Affiliate, which are now maintained, sponsored or contributed to by the Company, a Company Subsidiary or any ERISA Affiliate, or under which the Company, a Company Subsidiary or any ERISA Affiliate has any Liability or obligations (contingent or otherwise), including all incentive, bonus, pension, profit sharing, consulting, employment, retirement, deferred compensation, severance, vacation, paid time off,

A-2

holiday, cafeteria, medical, disability, death benefit, workers’ compensation, life or other insurance, fringe benefit, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements (except with respect to any offer letters, employment agreements or consulting agreements that are terminable for convenience without notice or Liability).

Company Change in Control Plan. “Company Change in Control Plan” shall mean the Company Change of Control Plan, effective as of June 2, 2015.

Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.

Company Equity Plans. “Company Equity Plans” shall mean: (a) the Company’s 2005 Equity Incentive Plan and (b) the Company’s 2015 Equity Incentive Plan.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any Effect that (i) is, or would reasonably be expected to be, individually or in the aggregate with all other Effects, materially adverse to the business, properties, financial condition, assets and Liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the Merger or to perform any of its material obligations under this Agreement; provided, however, that, in the case of clause (i), none of the following Effects shall constitute nor shall be taken into account in determining whether there is a Company Material Adverse Effect: (a) changes affecting the economies or general business, economic or regulatory conditions of or financial, credit or capital market conditions anywhere in the world in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in which the Company and its Subsidiaries operate; (b) changes in the trading volume or trading price of the Company Common Stock in and of itself (provided that the facts and circumstances giving rise to such changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there is a Company Material Adverse Effect), (c) changes in the industry in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industry in which the Company and its Subsidiaries operate, (d) national or international political conditions, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the Agreement Date, (e) changes in Law or GAAP (or in the interpretation thereof), (f) any failure by the Company to meet any published analyst projections, estimates or expectations of the Company’s past or projected revenue, earnings or other financial performance or results of operations for any period, in and of itself, and any resulting analyst downgrade of the Company’s securities, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into

A-3

account in determining whether there is a Company Material Adverse Effect), (g) any legal or related Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or the Company Board, relating to, in connection with, or arising out of the Merger or the other Transactions, including the Joint Proxy Statement/Prospectus, (h) any Effects to the extent attributable to the execution, announcement or pendency of this Agreement or the anticipated consummation of the Merger (including the identity of Parent as the acquirer of the Company), or any leaks or rumors related thereto, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, subcontractors or partners, (i) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters, and (j) any Effects resulting from or arising out of (1) the failure by the Company or any of its Subsidiaries to take any action prohibited by this Agreement or (2) any actions taken by the Company or any of its Subsidiaries as required by this Agreement or with the consent of Parent or Merger Subs.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company or otherwise).

Company Performance RSU. “Company Performance RSU” shall mean a restricted stock unit issued with performance-based metrics, terms or conditions under any of the Company Equity Plans.

Company Restricted Stock. “Company Restricted Stock” shall mean any shares of Company Common Stock that as of immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, performance based restricted stock purchase agreement, or other Contract with the Company.

Company RSU. “Company RSU” shall mean a restricted stock unit issued under any of the Company Equity Plans.

Company Stockholder. “Company Stockholder” shall mean a holder of Company Common Stock.

Company Subsidiary. “Company Subsidiary” shall mean a Subsidiary of the Company, whether direct or indirect, other than the Excluded Subsidiary, and Company Subsidiaries shall mean Subsidiaries of the Company, other than the Excluded Subsidiary.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement, dated March 9, 2015, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver, authorization (including any Governmental Authorization), or the expiration or termination of any statutory waiting periods.

Contract. “Contract” shall mean any legally binding written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase

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order, license, sublicense, insurance policy or commitment or undertaking of any nature that is currently effective.

Defined Benefit Plan. “Defined Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA and/or Section 412 of the Code.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DLLCA. “DLLCA” shall mean the Delaware Limited Liability Company Act.

DOL. “DOL” shall mean the United States Department of Labor.

Effect. “Effect” shall mean any change, event, development, occurrence, state of facts, circumstance or effect.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Claim. “Environmental Claim” shall mean any written claim, Proceeding, complaint, or notice of violation alleging violation of, noncompliance with or Liability under or with respect to, any Environmental Laws.

Environmental Laws. “Environmental Laws” shall mean any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common Law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including without limitation protection of health and safety of employees. Environmental Laws shall include, without limitation, the following United States statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal state or local Law, each as amended.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person, trade or business which is considered a single employer with the Company or any Company Subsidiary under Section 4001 of ERISA or Section 414 of the Code.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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Exchange Ratio. “Exchange Ratio” shall mean the sum of (a) the Per Share Stock Consideration plus (b) the quotient obtained by dividing (i) the Per Share Cash Consideration by (ii) the Parent Stock Transaction Value, as such resulting amount may be adjusted in accordance with Section 1.5(b).

Excluded Subsidiary. “Excluded Subsidiary” shall mean Yellow Chips Holdings BV.

Financing Source. “Financing Source” shall mean any agents, arrangers, lenders and other Persons that have committed to provide or otherwise entered into agreements in connection with the Financing in connection with the transactions contemplated hereby (including, with respect to the Financing, any lead arranger, any arranger or any lender) and any joinder agreements, credit agreements or other definitive documentation relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, partners, members, employees, controlling persons, agents, trustees, administrators, managers, advisors and representatives and their respective successors and assigns.

Financing Termination Fee. “Financing Termination Fee” shall mean $90.0 million in cash.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authority. “Governmental Authority” shall mean any United States, foreign, federal, state, provincial, municipal or local government, government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority pursuant to any Law.

Governmental Consent. “Governmental Consent” shall mean any license, certificate, permit, approval, clearance, expiration, consent, waiver or termination of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority.

Governmental Official. “Government Official” shall mean any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Hazardous Materials. “Hazardous Materials” shall mean any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or

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hazardous substance, material or waste, in each case, whether solid, liquid or gas, including, without limitation, petroleum, petroleum products, by products or derivatives, asbestos or asbestos-containing material, mold or mycotoxin, polychlorinated biphenyls, radioactive materials and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

Hazardous Materials Activity. “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, reclamation, storage, use, management, disposal, arranging for disposal, treatment, manufacture, removal, remediation, Release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take back or product content requirements.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness. “Indebtedness” shall mean (with respect to a Person and without duplication) (a) indebtedness of a Person for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any amounts owed by such Person with respect to drawn letters of credit or performance bonds, (c) any cash overdrafts of such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (e) all lease obligations of such Person capitalized on the books and records of such Person, (f) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, and (g) any outstanding guarantees and keepwell arrangements of such Person of the type described in clauses (a) through (f) above.

Information Technology. “Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.

Intellectual Property Rights. “Intellectual Property Rights” shall mean the rights associated with the following anywhere in the world: (a) patents and utility models, and applications therefore (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”), (b) trade secrets and all other rights in or to confidential business or technical information, including know-how, processes, procedures, formulae, recipes, technical data, specifications, customer lists, and supplier lists (“Trade Secrets”), (c) copyrights, copyright registrations and applications therefore, moral rights and all other rights corresponding to the foregoing (“Copyrights”), (d) uniform resource locators and registered internet domain names (“Internet Properties”), (e) industrial design rights and any registrations and applications therefore (“Industrial Designs”), (f)

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databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”), (g) trademarks and service marks, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing (“Trademarks”), and (h) any similar, corresponding or equivalent rights to any of the foregoing. Intellectual Property Rights specifically excludes contractual rights (including license grants from third parties) and also excludes the tangible embodiment of any of the foregoing in subsections (a) – (h).

Intentional Breach. “Intentional Breach” shall mean an act or omission taken with the knowledge that such action or omission constitutes, or would reasonably be expected to result in, a material breach of this Agreement.

Intervening Event. “Intervening Event” means a material event, occurrence, fact or change occurring or arising after the Agreement Date that was not known or reasonably foreseeable to the Company Board as of the Agreement Date, which event, occurrence, fact or change becomes known to the Company Board prior to the Effective Time, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute a Intervening Event), (b) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Authority in connection with this Agreement and the consummation of the Transactions, (c) any Acquisition Proposal or Acquisition Inquiry, or the consequences thereof or (d) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Intervening Event).

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company Stockholders in connection with the Company Stockholders Meeting and to Parent Stockholders in connection with the Parent Stockholders Meeting.

Knowledge. “Knowledge” shall mean, with respect to any Entity and with respect to any matter in question, the actual knowledge of the Persons set forth on Schedule A of the Company Disclosure Schedule and the Parent Disclosure Schedule, respectively, after reasonable inquiry.

Law. “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NASD, NYSE or NASDAQ).

Liability. “Liability” shall mean any known or unknown liability, Indebtedness, obligation, responsibility or commitment of any kind, nature or character (whether accrued,

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absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet prepared under GAAP).

Liens. “Liens” shall mean any mortgage, deed of trust, deed to secure debt, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, charge, security interest, option, or any other encumbrance.

NASD. “NASD” shall mean the National Association of Securities Dealers.

NASDAQ. “NASDAQ” shall mean The NASDAQ Global Select Market.

NYSE. “NYSE” shall mean The New York Stock Exchange.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Outside Date. “Outside Date” shall mean 11:59 p.m. Eastern Time on May 27, 2016, provided, however, that such date may be extended by Parent or the Company for a period of up to five months, if any of the conditions set forth in Section 5.1(c) or Section 5.1(d) have not been satisfied as of 11:59 p.m. Eastern Time on May 27, 2016 but all other conditions to Closing shall be satisfied, waived, or capable of being satisfied.

Parent Acquisition Inquiry. “Parent Acquisition Inquiry” shall mean any inquiry, indication of interest or request for non-public information that could reasonably be expected to lead to a Parent Acquisition Proposal.

Parent Acquisition Proposal. “Parent Acquisition Proposal” shall mean any proposal or offer (whether in writing or otherwise) from any Person relating to any (i) direct or indirect acquisition of assets of Parent or any of its Subsidiaries (including securities of the Subsidiaries of Parent) equal to more than 50% of Parent’s consolidated assets or to which more than 50% of the Parent’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether by merger, consolidation or otherwise) of more than 50% of any class of equity securities of Parent or any of its Subsidiaries or (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 50% of any class of equity securities of Parent or any of its Subsidiaries or of any resulting parent company of Parent.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, $0.83-1/3 par value per share, of Parent.

Parent Equity Plans. “Parent Equity Plans” shall mean the Lance, Inc. 2003 Key Employee Stock Plan, as amended, the Lance, Inc. 2007 Key Employee Incentive Plan, as amended effective May 4, 2010, the Snyder’s-Lance, Inc. 2008 Director Stock Plan (as amended and restated) dated February 8, 2013, the Snyder’s-Lance, Inc. 2014 Director Stock Plan, the Snyder’s-Lance, Inc. 2012 Key Employee Incentive Plan, the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan, the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, as amended and restated effective January 2, 2005, the Amendment No. 1 to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan, effective as of December 6, 2010, and the

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Snyder’s-Lance, Inc. Long-Term Performance Incentive Plan for Officers and Key Managers, dated February 7, 2013.

Parent Existing Credit Agreement. “Parent Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of May 30, 2014 among Parent, the lenders party thereto and Bank of America, N.A., as amended, restated, supplemented or otherwise modified.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that (i) is, or would reasonably be expected to be, individually or in the aggregate with all other Effects, materially adverse to the business, financial condition, Properties, assets and Liabilities, or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the Merger or to perform any of its material obligations under this Agreement; provided, however, that, in the case of clause (i), none of the following Effects shall constitute, nor shall be taken into account in determining whether there is a Parent Material Adverse Effect: (a) changes affecting the economies or general business, economic or regulatory conditions of or financial, credit or capital market conditions anywhere in the world in which Parent and its Subsidiaries operate, to the extent such changes do not adversely affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate; (b) changes in the trading volume or trading price of Parent Common Stock in and of itself (provided that the facts and circumstances giving rise to such changes in such volume or price may be deemed to constitute, and may be taken into account in determining whether there is a Parent Material Adverse Effect), (c) changes in the industries in which Parent and its Subsidiaries operate, to the extent such changes do not adversely affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate, (d) national or international political conditions, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the Agreement Date, (e) changes in Law or GAAP (or in the interpretation thereof), (f) any failure by Parent to meet any published analyst projections, estimates or expectations of the Parent’s past or projected revenue, earnings or other financial performance or results of operations for any period, in and of itself, and any resulting analyst downgrade of Parent’s securities, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there is, a Parent Material Adverse Effect), (g) any legal or related Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent or Parent Board, relating to, in connection with, or arising out of the Merger or the other Transactions, including the Form S-4 Registration Statement, and (h) any legal or related Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent or Parent Board, relating to, in connection with, or arising out of the Merger or the other Transactions, including the Joint Proxy Statement/Prospectus, (i) any Effects to the extent attributable to the execution, announcement or

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pendency of this Agreement or the anticipated consummation of the Merger (including the identity of the Company as the target of Parent), or any leaks or rumors related thereto, including the impact thereof on relationships, contractual or otherwise, with officers, employees, customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors, subcontractors or partners, (j) fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters or (k) any Effects resulting from or arising out of (1) the failure by Parent or any of its Subsidiaries to take any action prohibited by this Agreement or (2) any actions taken by Parent or any of its Subsidiaries as required by this Agreement or with the consent of the Company.

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent.

Parent Restricted Stock. “Parent Restricted Stock” shall mean any shares of Parent Common Stock that as of immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, performance based restricted stock purchase agreement, or other Contract with Parent.

Parent Stockholder. “Parent Stockholder” shall mean a holder of Parent Common Stock.

Parent Stockholder Approval. “Parent Stockholder Approval” shall mean the affirmative vote of the holders of a majority of the share of Parent Common Stock present in person or by proxy at the Parent Stockholder Meeting voting in favor of the issuance of Parent Common Stock in the Merger.

Parent Stock Consideration Value. “Parent Stock Consideration Value” shall mean the volume weighted average trading price of a share of Parent Common Stock as quoted on the NASDAQ for the five consecutive trading days ending with the trading day that is three trading days prior to the Closing Date.

Parent Stock Transaction Value. “Parent Stock Transaction Value” shall mean $34.65.

Parent Superior Proposal. “Parent Superior Proposal” shall means any unsolicited, bona fide written offer or proposal that has not been withdrawn, to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Parent or in excess of 50% of the outstanding voting securities of Parent and as a result of which the Parent Stockholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect parent or Subsidiary thereof, in exchange for consideration consisting exclusively of cash or publicly traded equity securities (or a combination of cash and publicly traded equity securities), which, in the good faith determination of the Parent Board, is reasonably likely to be consummated on the terms and conditions contemplated thereby and which the Parent Board shall have determined in good faith After Consultation is more favorable to the Parent Stockholders (in their capacity as such) from a

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financial point of view than the Merger, taking into consideration, the factors determined by the Parent Board in good faith to be relevant and any proposal made by the Company pursuant to Section 4.7(d)(ii), and in every case, which transaction would require as a condition to the execution of the definitive acquisition agreement providing for such transaction, the termination of this Agreement.

Parent Termination Fee. “Parent Termination Fee” shall mean $100.0 million in cash.

Permitted Liens. “Permitted Liens” shall mean (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, either not delinquent or being contested in good faith, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business, (c) protective filings related to operating leases with third parties entered into in the ordinary course of business, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances or irregularities in title that in each case, individually or in the aggregate, do not materially interfere with or impair the use or operation thereof in the Business, (e) Liens on real property demised, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security programs, (g) non-exclusive licenses of Intellectual Property Rights, and (h) other Liens arising in the ordinary course of business that are not incurred in connection with the borrowing of money and that do not materially interfere with ownership or use of the subject asset.

Person. “Person” shall mean any individual, Entity or Governmental Authority.

Per Share Stock Consideration Value. “Per Share Stock Consideration Value” shall mean Per Share Stock Consideration multiplied by the Parent Stock Consideration Value.

Privacy and Security Laws. “Privacy and Security Laws” shall mean any Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign Laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

Proceeding. “Proceeding” shall mean any action, arbitration, proceeding, litigation or suit commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

Regulatory Termination Fee. “Regulatory Termination Fee” shall mean $50.0 million in cash.

Release. “Release” shall mean any release, spill, discharge, disposal, migration, emission or presence in the environment, as such terms are defined in any Environmental Law.

RSU. “RSU” shall mean a restricted stock unit.

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SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Stock Consideration Percentage. “Stock Consideration Percentage” shall mean the quotient obtained by dividing (a) the Per Share Stock Consideration Value by (b) the Cash Value of the Merger Consideration.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal. “Superior Proposal” shall means any unsolicited, bona fide written offer or proposal that has not been withdrawn, to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or in excess of 50% of the outstanding voting securities of the Company and as a result of which the Company Stockholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect parent or Subsidiary thereof, in exchange for consideration consisting exclusively of cash or publicly traded equity securities (or a combination of cash and publicly traded equity securities), which, in the good faith determination of the Company Board, is reasonably likely to be consummated on the terms and conditions contemplated thereby and which the Company Board shall have determined in good faith After Consultation is more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the Merger, taking into consideration, the factors determined by the Company Board in good faith to be relevant and any proposal made by Parent pursuant to Section 4.6(d)(ii).

Tax. “Tax” shall mean any and all taxes, levies, duties, tariffs, imposts, assessments and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, estimated, gross margins, ad valorem, stamp, transfer, value-added, and gains tax.

Tax Return. “Tax Return” shall mean any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Termination Fee. “Termination Fee” shall mean $54.0 million in cash.

Uncured Inaccuracy. “Uncured Inaccuracy” with respect to a representation or warranty of a Party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or

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warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the Agreement Date or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the Agreement Date or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

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Index of Defined Terms

401(k) Plan	Section 4.12(e)
Agreement	Preamble
Agreement Date	Preamble
Alternative Company Acquisition Agreement	Section 4.6(d)(i)
Alternative Parent Acquisition Agreement	Section 4.7(d)(i)
Board of Directors	Recitals
Book-Entry Shares	Section 1.8(b)
Capitalization Date	Section 2.2(a)
Change of Company Board Recommendation	Section 4.6(a)(vi)
Change of Parent Board Recommendation	Section 4.7(a)(vi)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 2.1(b)
Company Certificate	Section 2.1(b)
Company Disclosure Schedule	Article 2
Company Employees	Section 4.12(a)
Company Financial Advisor	Section 2.20
Company Financial Statements	Section 2.8(a)
Company Intellectual Property Rights	Section 2.13(a)
Company Intervening Event Notice Period	Section 4.6(e)(i)
Company Material Contract	Section 2.11(a)
Company Registered Intellectual Property	Section 2.13(a)
Company Representatives	Section 4.3(a)
Company SEC Documents	Section 2.6(a)
Company Stock Certificate	Section 1.7
Company Stockholder Approval	Section 2.3(a)
Company Stockholder Voting Agreements	Recitals
Company Stockholders Meeting	Section 4.5(a)(i)
Computershare	Section 1.8(a)
Continuing Employee	Section 4.12(b)
D&O Indemnification Agreements	Section 4.13(a)
D&O Runoff Insurance	Section 4.13(c)
Dissenting Shares	Section 1.6
Effective Time	Section 1.3
Electronic Delivery	Section 7.11
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
Fee Letters	Section 3.15(a)
FCPA	Section 2.5(b)
Final Surviving Company	Section 1.1(b)
Financing	Section 3.15(a)
Financing Commitments	Section 3.15(a)
First Certificate of Merger	Section 1.3
First Merger	Recitals
First Step Surviving Corporation	Section 1.1(a)
Fundamental Representations	Section 5.2(a)(ii)
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Indemnified Persons	Section 4.13(a)
Insurance Policies	Section 2.22
Lenders	Section 3.15(a)
Maximum Amount	Section 4.13(c)
Merger	Recitals
Merger Consideration	Section 1.5(a)(iii)
Merger Sub	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
New Plans	Section 4.12(a)
Non-Continuing Employee	Section 4.12(c)
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Section 4.5(b)(ii)
Parent Capitalization Date	Section 3.2(a)
Parent Disclosure Schedule	Article 3
Parent Financial Advisor	Section 3.21
Parent Financial Statements	Section 3.8(a)
Parent Fundamental Representations	Section 5.3(a)(ii)
Parent Intellectual Property Rights	Section 3.12(a)
Parent Material Contract	Section 3.10(a)
Parent Preferred Stock	Section 3.2(a)
Parent Representatives	Section 4.3(a)
Parent SEC Documents	Section 3.6(a)
Parent Stockholder Voting Agreements	Recitals
Parent Stockholders Meeting	Section 4.5(b)(i)
Parent Superior Proposal Notice Period	Section 4.7(d)(i)
Parent Welfare Plan	Section 4.12(a)
Parties	Preamble
Per Share Cash Consideration	Section 1.5(a)(iii)
Per Share Stock Consideration	Section 1.5(a)(iii)
Pre-Closing Period	Section 4.1
Preferred Stock	Section 2.2(a)
Required Amount	Section 3.15(d)
Sarbanes-Oxley Act	Section 2.6(a)
Second Certificate of Merger	Section 1.3
Second Effective Time	Section 1.3
Second Merger	Recitals
Section 16	Section 4.16
Superior Proposal Notice Period	Section 4.6(d)(i)
Takeover Law	Section 2.3(c)
Transactions	Recitals
Transaction Severance Benefits	Section 4.12(c)
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